Form 10-K, Exhibit 13
period 1996-12-28
SHIVA CORP
filed 1997-03-28
CIK 879136

Exhibit 13.1

			    MANAGEMENT'S DISCUSSION
	 AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto.

Overview

Founded in 1985, Shiva develops, manufactures, markets and supports a full line of digital and analog remote access products. The Company's products enable users and user sites at enterprises to connect with corporate information resources, on-line services and the Internet. The Company markets its products worldwide through distributors, systems integrators, value-added resellers and strategic partners that include Northern Telecom Limited ("Nortel"), IBM, Hewlett-Packard and Motorola.

In August 1995, the Company acquired Spider Systems Limited ("Spider"), a leading digital internetworking company based in Edinburgh, UK, through the issuance of approximately 3,923,606 shares of its common stock (the "Spider Acquisition").

In June 1996, the Company issued approximately 691,587 shares of its common stock in exchange for all the outstanding shares of AirSoft, Inc. (the "AirSoft Acquisition"). AirSoft, Inc. ("AirSoft") designs, manufactures and sells performance enhancement software products. These products include PowerBurst(R), a remote node accelerator designed to improve the performance of file-system-based applications such as electronic mail, spreadsheets and word processors.

The Spider Acquisition and the AirSoft Acquisition have been accounted for as poolings of interests, and therefore the consolidated financial information contained herein has been retroactively combined for all periods presented. See Notes 1 and 2 of Notes to Consolidated Financial Statements.

The Company derives its revenues from remote access products and other communications products and services. Remote access products include the LanRover(R), LanRover Access Switch(TM), Shiva AccessPort(TM), ShivaIntegrator(R) and the NetModem(R) product lines. Other communications products and services include communications servers, third-party products, AppleTalk products, and communications software. The Company also provides a wide range of service offerings which include consulting, training and maintenance services.

Results of Operations

The following table sets forth consolidated statement of operations data of the Company expressed as a percentage of revenues for the periods indicated:

				       Fiscal Years         Percentage Change
				  ----------------------   -------------------
				  1996     1995     1994    1996 to    1995 to
							      1995      1994
				  ----------------------   -------------------
Revenues                          100%     100%     100%       69%       46%
Cost of revenues                   42       41       43        69        41
				  ----     ----     ----      ----      ----
Gross profit                       58       59       57        69        50
Operating expenses:
  Research and development         12       12       12        57        48
  Selling, general and
    administrative                 34       38       40        55        38
  Merger expenses                   1       12       --       (86)        *
				  ----     ----     ----      ----      ----
    Total operating expenses       47       62       52        28        73
				  ----     ----     ----      ----      ----
Income (loss) from operations      11       (3)       5         *         *
Interest expense (income)          (2)      (1)       1       112         *
				  ----     ----     ----      ----      ----
Income (loss) before income taxes  13       (2)       4         *         *
				  ----     ----     ----      ----      ----
Income tax provision                5        2        1       285       159
				  ----     ----     ----      ----      ----
Net income (loss)                   8%      (4)%      3%        *%        *%
				  ====     ====     ====      ====      ====

      * Percentages not meaningful.


Fiscal 1996 Compared to Fiscal 1995

Results of Operations

Revenues. Revenues increased by 69%, to $200,119,000 in fiscal 1996, from $118,581,000 in fiscal 1995. Revenues from the Company's remote access products increased 107% to $174,084,000, or 87% of revenues, in fiscal 1996 from $83,924,000, or 71% of revenues, in fiscal 1995 primarily due to initial shipments of the LanRover Access Switch and higher unit shipments of the LanRover product line. Revenues from the LanRover Access Switch, introduced in the second quarter of fiscal 1996, were $59,015,000, and revenues from LanRover products were $89,588,000 and $62,892,000 in fiscal 1996 and 1995, respectively. These increases were partially offset by a 30% decline in revenues from the Company's other communications products. The Company anticipates that revenues from other communications products will continue to decline and will account for a decreasing percentage of revenue in future periods. Sales to OEM customers accounted for 22% of revenues in fiscal 1996, compared with 10% in 1995. Sales to one major OEM customer accounted for 14% of revenues in fiscal 1996. The Company provides its distributors and resellers with product return rights for stock balancing and product evaluation. Revenues were reduced by provisions for product returns of $13,421,000 and $7,410,000 in fiscal 1996 and fiscal 1995, respectively, representing 6% of gross revenues in each period. International revenues increased to $74,779,000, or 37% of revenues, in fiscal 1996, from $55,197,000, or 47% of revenues, in fiscal 1995. The percentage decrease in international revenues in fiscal 1996 was primarily due to increased revenues to the OEM channel which are classified as domestic.

Gross Profit. Gross profit decreased as a percentage of revenues to 58% in fiscal 1996, compared to 59% in fiscal 1995. This decrease was primarily attributable to increased revenues of remote access products to the OEM channel, which typically result in lower gross margins than the Company's other sales channels. The overall decrease was partially offset by a change in product mix towards the LanRover and the LanRover Access Switch, which carry higher gross margins than the Company's other products.

Research and Development. Research and development expenses increased to $23,186,000 in fiscal 1996 from $14,787,000 in fiscal 1995, representing
12% of revenues in each period. The absolute increase in these expenses was primarily due to the hiring of additional research and development staff. Research and development expenses in fiscal 1996 related primarily to continued enhancement and development of the Company's remote access products, including the LanRover Access Switch, a high-end remote access concentrator, and the Shiva AccessPort, an ISDN client router. Customer-funded development costs reimbursed to the Company, which are reflected as an offset to research and development expenses, were $1,718,000 in fiscal 1996, compared to $955,000 in fiscal 1995. Capitalized software development costs were $1,186,000 in fiscal 1996, compared to $827,000 in fiscal 1995. The Company anticipates continued significant investment in research and development.

Selling, General and Administrative. Selling, general and administrative expenses increased to $69,087,000 in fiscal 1996 from $44,662,000 in fiscal 1995. These expenses represented 34% and 38% of revenues in fiscal 1996 and 1995, respectively. The absolute increase in expenses was primarily due to worldwide expansion of the Company's sales, marketing and administrative operations necessary to support the Company's growth. Expenses as a percentage of revenues decreased due to revenues growing at a faster rate than expenses. The Company plans to further invest in its distribution channels in order to continue its global market penetration.

Merger Expenses. In fiscal 1996, merger-related expenses of $1,987,000 were expensed in connection with the AirSoft Acquisition. Merger-related expenses included $1,675,000 of transaction costs for financial advisor, legal, regulatory, and accounting fees and other related expenses, and $312,000 of employee severance payments and other costs. In fiscal 1995, merger-related expenses of $13,986,000 were expensed in connection with the Spider Acquisition. Merger-related expenses included $6,275,000 of transaction costs for financial advisor, legal, regulatory, and accounting fees and other related expenses, $1,482,000 of employee severance payments, $2,644,000 of phantom stock compensation and $3,585,000 of integration costs, including elimination of duplicative assets, employee relocation and travel, and marketing costs related to the introduction of the combined entity.

Interest Income and Expense. Interest income, net of interest expense, increased to $3,344,000 in fiscal 1996 from $1,574,000 in fiscal 1995 due to higher investment balances related to funds generated by the Company's secondary public offering in November 1995.

Income Tax Provision. The Company's effective tax rate was 35% in fiscal 1996. The Company's effective tax rate differs from the combined federal and state statutory rates primarily due to the utilization of net operating loss carryforwards and the impact of tax-exempt interest income, partially offset by non-deductible merger expenses. In fiscal 1995 the Company had an income tax provision of $2,386,000, despite a pre-tax loss, primarily due to nondeductible merger costs incurred in connection with the Spider Acquisition.

Fiscal 1995 Compared to Fiscal 1994

Revenues. Revenues increased by 46%, to $118,581,000 in fiscal 1995 from $81,058,000 in fiscal 1994, primarily due to higher unit sales of the Company's products. Revenues from the Company's remote access products increased by 87%, to $83,924,000, or 71% of revenues in fiscal 1995 from $44,825,000, or 55% of revenues, in fiscal 1994, primarily due to higher revenues from the Company's LanRover and ShivaIntegrator products. These increases were partially offset by a 13% decline in revenues from the Company's other communications products. Sales to OEM customers accounted for 10% and 9% of revenues in fiscal 1995 and 1994, respectively. The Company provides its distributors and resellers with product return rights for stock balancing and product evaluation. Revenues were reduced by provisions for product returns of $7,410,000 in fiscal 1995 and $7,092,000 in fiscal 1994 representing 6% and 8% of gross revenues in fiscal 1995 and 1994, respectively. International revenues increased to $55,197,000, or 47% of revenues, in fiscal 1995 from $41,942,000, or 52% of revenues, in fiscal 1994.

Gross Profit. Gross profit increased as a percentage of revenues to 59% in fiscal 1995, compared to 57% in fiscal 1994. This increase was primarily attributable to increased revenues from the Company's LanRover products, which carry higher gross margins than other communications products, partially offset by increased European sales of lower-priced products through large volume distributors.

Research and Development. Research and development expenses increased to $14,787,000, or 12% of revenues, in fiscal 1995 from $9,972,000, or 12% of revenues, in fiscal 1994. The absolute increase in these expenses was primarily due to the hiring of additional research and development staff. Research and development expenses during fiscal 1995 related primarily to continued enhancements of the Company's remote access products, including the ShivaIntegrator product line and a new software release for its LanRover and NetModem product lines. Customer-funded development costs reimbursed to the Company and government-funded research and development grants, which are reflected as an offset to research and development expenses, were $955,000 in fiscal 1995, compared to $901,000 in fiscal 1994. Capitalized software development costs were $827,000 in fiscal 1995 compared with $293,000 in fiscal 1994.

Selling, General and Administrative. Selling, general and administrative expenses increased to $44,662,000, or 38% of revenues, in fiscal 1995 from $32,427,000, or 40% of revenues, in fiscal 1994. The absolute increase in expenses was primarily due to expansion of the Company's worldwide sales and support operations, as the Company continued to build its distribution channels.

Merger Expenses. In fiscal 1995, merger-related expenses of $13,986,000 were expensed in connection with the Spider Acquisition. Merger-related expenses include $6,275,000 of transaction costs for financial advisor, legal, regulatory, and accounting fees and other related expenses, $1,482,000 of employee severance payments, $2,644,000 of phantom stock compensation and $3,585,000 of integration costs, including elimination of duplicative assets, employee relocation and travel, and marketing costs related to the introduction of the combined entity.

Interest Income and Expense. The Company had higher interest income in fiscal 1995, due to investment balances related to funds generated by the Company's public stock offerings in November 1995 and November 1994. Interest expense consists primarily of interest incurred on the Company's mortgage on its European headquarters and capitalized lease obligations.

Income Tax Provision. The Company had an income tax provision of $2,386,000 in fiscal 1995, despite a pre-tax loss, primarily due to nondeductible merger costs incurred in connection with the Spider Acquisition. The Company's effective tax rate was 31% in fiscal 1994.


Foreign Currency Fluctuations

A substantial portion of the Company's international revenues is denominated in currencies other than the U.S. dollar and is consequently subject to foreign exchange fluctuations. The net income impact of such fluctuations, however, is offset to the extent expenses of the Company in international operations are incurred in the same currencies as its revenues. Foreign currency fluctuations did not have a significant impact on the comparison of the results of operations for the periods presented.

Liquidity and Capital Resources

As of December 28, 1996, the Company had $72,067,000 of cash and cash equivalents and $35,035,000 of short-term investments. Working capital increased to $130,464,000 at December 28, 1996 from $109,376,000 at December 30, 1995.

Net cash provided by operations totaled $19,552,000 in fiscal 1996. Net cash provided by operations in fiscal 1996 consisted primarily of net income adjusted for non-cash expenses including depreciation and amortization, and increased current liabilities, partially offset by increased accounts receivable and inventories. The increase in accounts receivable was due to increased revenue levels and increased days sales outstanding due in part to changes in the timing of product shipments where shipments occurred late in the quarter. The increase in inventories was in anticipation of fourth quarter sales that did not materialize and to support increased revenue levels over the prior year. Net cash provided by operations was $2,799,000 in fiscal 1995, despite a net loss and increased accounts receivable, due to increased current liabilities and non-cash expenses included in the net loss such as depreciation, amortization and certain merger expenses. The increase in accounts receivable was due to increased revenue levels.

Net cash used by investing activities totaled $43,517,000 in fiscal 1996, compared to $16,993,000 in fiscal 1995. Investment activity in fiscal 1996 and 1995 consisted primarily of net purchases of short-term investments as well as property, plant and equipment to support the Company's growth.

Net cash provided by financing activities, which consisted of proceeds from stock option exercises, partially offset by payments on long-term debt and capital lease obligations, totaled $3,595,000 in fiscal 1996. Net cash provided by financing activities was $72,174,000 in fiscal 1995, and consisted primarily of proceeds from the Company's secondary offering in November 1995, partially offset by payments on the Company's outstanding debt and capital lease obligations.

The Company has a $5,000,000 unsecured revolving credit facility with a bank which expires in June 1997. Borrowings under the revolving credit facility bear interest at the bank's prime rate. The terms of the credit facility require the Company to maintain a minimum level of profitability and specified financial ratios. At December 28, 1996, available borrowings were reduced by outstanding letters of credit of $843,000 which expire at various dates in 1997. The Company had no borrowings outstanding under this line at December 28, 1996. The Company also has a foreign credit facility of approximately $1,695,000 of which approximately $1,259,000 was available at December 28, 1996. Available borrowings under this facility are decreased by the value of the outstanding debt payable to the European Coal and Steel Community Fund and guarantees on certain foreign currency transactions. The terms of the foreign credit facility require the Company to maintain a minimum level of profitability and specified financial ratios. There were no borrowings outstanding under this foreign credit facility at December 28, 1996.

The Company enters into forward exchange contracts to hedge against certain foreign currency transactions for periods consistent with the terms of the underlying transactions. The forward exchange contracts have maturities that do not exceed one year. At December 28, 1996, the Company had outstanding forward exchange contracts to purchase $575,000 and to sell $8,380,000 in various foreign currencies which matured and settled on January 15, 1997.

The Company believes that its existing cash and short-term investment balances, together with borrowings available under the Company's bank credit facilities, are sufficient to meet the Company's cash requirements for the foreseeable future.

Recently Enacted Accounting Pronouncements

In June 1996, the Financial Accounting Standards Board issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS 125), which provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 125 will be effective for the Company's fiscal year 1997. The Company has reviewed the implications of the statement, and based on its initial evaluation, believes that it will not have a material impact on the Company's financial position or results of operations upon adoption.


Factors That May Affect Future Results

From time to time, information provided by the company or statements made by its employees may contain "forward-looking" information which involve risks and uncertainties. In particular, statements contained in the Management's Discussion and Analysis of Financial Condition and Results of Operations which are not historical facts may be "forward-looking" statements. The Company's actual future results may differ significantly from those stated in any forward-looking statements. Factors that may cause such differences include, but are not limited to, the factors discussed below and the accuracy of the Company's internal estimates of revenue and operating expense levels.

The Company is in the process of transitioning its relationship with Nortel to one in which Nortel is able to distribute certain of the Company's products to the telco market under a royalty-based arrangement. The new relationship may result in decreased Company product revenues and the loss of direct control over those market sectors that Nortel will supply with the Company's products.

The Company's quarterly operating results may vary significantly from quarter to quarter depending on factors such as the timing of significant orders and shipments of its products, changes and delays in product development, new product introductions by the Company and its competitors, the mix of distribution channels through which the Company's products are sold and seasonal customer buying patterns. There can be no assurance that the Company will be able to continue its growth in revenues or sustain its profitability on a quarterly or annual basis. Revenues can be difficult to forecast due to the fact that the Company's sales cycle varies substantially depending upon market, distribution mechanism and end user customer. The Company's expense levels are based, in part, on its expectations as to future revenues. If revenue levels are below expectations, operating results may be adversely affected. In addition, the Company's distribution partners typically stock significant levels of inventory, and the Company's revenues may fluctuate based on the level of partner inventories in any particular quarter.

The Company's LanRover product is experiencing increased market competition which may require future pricing actions. The Company provides most of its distribution partners with product return rights for stock balancing or product evaluation and price protection rights. Stock balancing rights permit a return of products to the Company for credit against future product purchases, within specified limits. Product evaluation rights permit end-users to return products to the Company through the distribution partner from whom such products were purchased, within 30 days of purchase if such end-user is not fully satisfied. Price protection rights require the Company to grant retroactive price adjustments for inventories of the Company's products held by distribution partners if the Company lowers its prices for such products. There can be no assurance that the Company will not experience significant returns or price protection adjustments in the future or that the Company's reserves will be adequate to cover such returns and price reductions.

The Company increasingly relies on sales of the LanRover Access Switch to achieve its revenue and profitability objectives. Sales of other communications products and other remote access products, including the LanRover product, did not meet the Company's expectations in 1996 due in part to increased competition. There can be no assurance that the Company will be successful in modifying current product offerings to increase sales of LanRover products.

The market for the Company's products is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. The Company's future success will depend on its ability to enhance its existing products and to introduce new products and services to meet and adapt to changing customer requirements and emerging technologies. The Company's success in accomplishing development objectives depends in large part upon its ability to attract and retain highly skilled technical personnel including, in particular, management personnel in the areas of research and development and technical support. Competition for such personnel is intense. There can be no assurance that Shiva will be successful in attracting and retaining the personnel it requires to accomplish its objectives. Delays in new product development or the failure of new products to achieve market acceptance could have a material adverse effect on the Company's operating results. In addition, there can be no assurance that the Company will be successful in identifying, developing, manufacturing or marketing new product or service offerings or enhancing its existing offerings.

The Company operates in a highly competitive market that is characterized by an increasing number of well-funded competitors from diverse industry sectors, including but not limited to suppliers of software, modems, terminal servers, routers, hubs, data communications products and companies offering remote access solutions based on emerging technologies such as switched digital telephone services, remote access service offerings by telephony providers via telephone networks and other providers through public networks such as the Internet. Increased competition could result in price reductions and loss of market share which would adversely affect the Company's revenues and profitability. There can be no assurance that the Company will be able to continue to compete successfully with new or existing competitors.

The Company does business worldwide, both directly and via sales to United States-based original equipment manufacturers, who sell such products internationally. Global and/or regional economic factors and potential changes in laws and regulations affecting the Company's business, including without limitation, communications regulatory standards, safety and emissions control standards, currency exchange rate fluctuations, changes in monetary policy and tariffs, difficulties in enforcement of intellectual property rights and political uncertainties, could have an adverse impact on the Company's financial condition or future results of operations.

The market price of the Company's securities could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by analysts, and market conditions in the industry, as well as general economic conditions and other factors external to the Company.

Contingencies

On January 17, 1997, a complaint, Abraham Schwartz and Norman Marcus v. Shiva Corporation, was filed against the Company in the Superior Court of the State of California for the County of Los Angeles. The plaintiffs purport to bring this action on behalf of a class of purchasers of the Company's common stock between September 17, 1996 and January 7, 1997. The Complaint asserts that the Company made false or misleading statements in violation of state and federal law, including: state law negligent misrepresentation, fraud, and deceit, California Corporation Code Chapters 1507, 25400, and 25500, California Civil Code Chapters 1709-10, and Section 12(2) of the Securities Act of 1933, 15 U.S.C. Chapter 771(2). On behalf of the purported class, the plaintiffs seek compensatory damages, treble damages under California law, punitive damages under California law, punitive damages, attorneys' fees, costs and interest. On February 24, 1997, the Company filed a demurrer to the complaint. The Company believes the claim to be without merit and intends to vigorously defend against the action. The action is in its earliest stages and the Company is unable to determine at this time the potential liability, if any.

			      SHIVA CORPORATION
			   Consolidated Balance Sheet
		      (In thousands, except share related data)

						     December 28, December 30,
							 1996         1995
						       --------      --------
Assets
Current assets:
  Cash and cash equivalents                            $  72,067     $  93,203
  Short-term investments                                  35,035         9,125
  Accounts receivable, net of allowances of
   $10,347 at December 28, 1996 and $5,252 at
   December 30, 1995                                      39,904        22,982
  Inventories                                             17,958         7,846
  Prepaid expenses and other current assets                6,022         2,351
							--------      --------
    Total current assets                                 170,986       135,507
Property, plant and equipment, net                        23,855        12,965
Deferred income taxes                                      1,372           548
Other assets                                               1,837         1,103
							--------      --------
    Total assets                                        $198,050      $150,123
							========      ========
Liabilities and stockholders' equity
Current liabilities:
  Current portion of long-term debt and capital
    lease obligations                                   $    367      $    700
  Accounts payable                                        17,130         9,032
  Accrued compensation and benefits                        5,871         5,367
  Accrued expenses                                        13,748         7,509
  Deferred revenue                                         3,406         3,523
							--------      --------
    Total current liabilities                             40,522        26,131
Long-term debt and capital lease obligations                 122           452
Other long-term liabilities                                   --           401
Deferred income taxes                                        572           235
							--------      --------
    Total liabilities                                     41,216        27,219
							--------      --------


Commitments and Contingencies (Notes 13 and 14)

Stockholders' equity:
  Preferred stock, $.01 par value; 1,000,000 shares
    authorized at December 28, 1996 and December 30,
    1995, none issued                                         --            --
  Common stock, $.01 par value; 100,000,000 and
    50,000,000 shares authorized, 28,891,216 and
    27,960,580 shares issued and outstanding at
    December 28, 1996 and December 30, 1995,
    respectively                                             289           280
  Additional paid-in capital                             149,564       133,457
  Unrealized gain on investments                             175           137
  Cumulative translation adjustment                          349         (586)
  Retained earnings (accumulated deficit)                  6,457      (10,384)
							--------      --------
    Total stockholders' equity                           156,834       122,904
							--------      --------
    Total liabilities and stockholders' equity          $198,050      $150,123
							========      ========


The accompanying notes are an integral part of the consolidated financial statements.


				Shiva Corporation
		       Consolidated Statement of Operations
		       (In thousands, except per share data)

						    Year Ended
				     December 28,  December 30,  December 31,
					1996          1995           1994
				     ------------  -----------   ------------
				     (Fiscal 1996) (Fiscal 1995) (Fiscal 1994)
				     ------------  -----------   ------------
Revenues                                $200,119      $118,581      $81,058
Cost of revenues                          83,177        49,186       34,800
				     ------------  -----------   ------------
Gross profit                             116,942        69,395       46,258
				     ------------  -----------   ------------
Operating expenses:
  Research and development                23,186        14,787        9,972
  Selling, general and administrative     69,087        44,662       32,427
  Merger expenses                          1,987        13,986          ---
				     ------------  -----------   ------------
  Total operating expenses                94,260        73,435       42,399
				     ------------  -----------   ------------
Income (loss) from operations             22,682        (4,040)       3,859
Interest income                            4,139         2,279          224
Interest and other expense                  (795)         (705)      (1,122)
				     ------------  -----------   ------------
Income (loss) before income taxes         26,026        (2,466)       2,961
Income tax provision                       9,185         2,386          921
				     ------------  -----------   ------------
Net income (loss)                      $  16,841     $  (4,852)     $ 2,040
				     ============  ===========   ============
Net income (loss) per share            $    0.54     $   (0.18)     $  0.09
				     ============  ===========   ============
Shares used in computing net income
  (loss) per share                        31,459        27,337       22,945
				     ============  ===========   ============


The accompanying notes are an integral part of the consolidated financial statements.



			      Shiva Corporation
	  Consolidated Statement of Changes in Stockholders Equity
		 (In thousands, except share related data)

				   Convertible Preferred
					   Stock                Common Stock
				    ---------------------    -----------------
				     Number of               Number of    Par
				      Shares       Amount     Shares     Value
				     ---------     ------    ---------   -----
Balance At January 1, 1994           4,621,294     $6,174   11,268,265    $113
Exercise of Class C convertible
  preferred stock warrants             409,836      2,000           --      --
Issuance of common stock to officer         --         --      177,778       2
Issuance of common stock                    --         --      396,608       4
Initial public offering, net of
  stock issuance costs of $1,032            --         --    4,130,266      41
Conversion of preferred stock       (5,031,130)    (8,174)   7,719,536      77
Exercise of stock options                   --         --      785,634       8
ESOP transactions, net                      --         --           --      --
Tax benefit related to stock options        --         --           --      --
Currency translation adjustments            --         --           --      --
Net income                                  --         --           --      --
Dividends paid                              --         --           --      --
				     ---------     ------    ---------   -----
Balance at December 31, 1994                --         --   24,478,087     245
Exercise of stock options                   --         --    1,117,557      11
Issuance of common stock in
  settlement of dividend payable            --         --       20,014      --
Issuance of common stock in
  settlement of phantom stock plan          --         --       31,462       1
Issuance of common stock under
  employee stock purchase plan              --         --       21,582      --
Secondary public offering, net of
  stock issuance costs of $583              --         --    2,291,878      23
Tax benefit related to stock options        --         --           --      --
Unrealized gain on investments              --         --           --      --
Currency translation adjustments            --         --           --      --
Net loss                                    --         --           --      --
Elimination of Spider net income for the
  three-month period ended March 31, 1995   --         --           --      --
				     ---------     ------    ---------   -----
Balance at December 30, 1995                --         --   27,960,580     280
Exercise of stock options                   --         --      899,048       9
Issuance of common stock under employee
  stock purchase plan                       --         --       31,588      --
Tax benefit related to stock options        --         --           --      --
Unrealized gain on investments              --         --           --      --
Currency translation adjustments            --         --           --      --
Net income                                  --         --           --      --
				     ---------     ------    ---------   -----
Balance at December 28, 1996                --     $   --   28,891,216    $289
				     =========     ======    =========   =====


The accompanying notes are an integral part of the consolidated financial statements.



			      Shiva Corporation
	  Consolidated Statement of Changes in Stockholders' Equity
		 (In thousands, except share related data)

				     Additional       Unrealized    Cumulative
				      Paid-In          gain on     translation
				       capital        investments   adjustment
				     ----------       -----------  -----------
Balance At January 1, 1994           $   6,804       $       --        $ (897)
Exercise of Class C convertible
  preferred stock warrants                  --               --            --
Issuance of common stock to
  officer                                  998               --            --
Issuance of common stock                 4,547               --            --
Initial public offering, net of
  stock issuance costs of $1,032        27,737               --            --
Conversion of preferred stock            8,097               --            --
Exercise of stock options                  644               --            --
ESOP transactions, net                      --               --            --
Tax benefit related to stock options       448               --            --
Currency translation adjustments            --               --           429
Net income                                  --               --            --
Dividends paid                              --               --            --
				     ----------       -----------  -----------
Balance at December 31, 1994            49,275               --          (468)
Exercise of stock options                1,736               --            --
Issuance of common stock in
  settlement of dividend payable           406               --            --
Issuance of common stock in
  settlement of phantom stock plan       2,283               --            --
Issuance of common stock under
  employee stock purchase plan             314               --            --
Secondary public offering, net of
  stock issuance costs of $583          76,115               --            --
Tax benefit related to stock options     3,328               --            --
Unrealized gain on investments              --              137            --
Currency translation adjustments            --               --          (118)
Net loss                                    --               --            --
Elimination of Spider net income
  for the three-month period ended
  March 31, 1995                            --               --            --
				     ----------       -----------  -----------
Balance at December 30, 1995           133,457              137          (586)
Exercise of stock options                3,516               --            --
Issuance of common stock under
  employee stock purchase plan             772               --            --
Tax benefit related to stock options    11,819               --            --
Unrealized gain on investments              --               38            --
Currency translation adjustments            --               --           935
Net income                                  --               --            --
				     ----------       -----------  -----------
Balance at December 28, 1996          $149,564             $175         $ 349
				     ==========       ===========  ===========


The accompanying notes are an integral part of the consolidated financial statements.



			      Shiva Corporation
	  Consolidated Statement of Changes in Stockholders' Equity
		 (In thousands, except share related data)
						  Retained
				   Unearned       earnings           Total
				     ESOP       (accumulated    stockholders'
				 compensation      deficit)         equity
				 ------------   -------------    -------------
Balance At January 1, 1994            $ --         $(6,122)       $    6,072
Exercise of Class C convertible
  preferred stock warrants              --              --             2,000
Issuance of common stock to officer     --              --             1,000
Issuance of common stock                --              --             4,551
Initial public offering, net of
  stock issuance costs of $1,032        --              --            27,778
Conversion of preferred stock           --              --                --
Exercise of stock options               --              --               652
ESOP transactions, net                (305)             --              (305)
Tax benefit related to stock options    --              --               448
Currency translation adjustments        --              --               429
Net income                              --           2,040             2,040
Dividends paid                          --            (551)             (551)
				 ------------   -------------    -------------
Balance at December 31, 1994          (305)         (4,633)           44,114
Exercise of stock options               --              --             1,747
Issuance of common stock in
  settlement of dividend payable        --              --               406
Issuance of common stock in
  settlement of phantom stock plan     305              --             2,589
Issuance of common stock under
  employee stock purchase plan          --              --               314
Secondary public offering, net of
  stock issuance costs of $583          --              --            76,138
Tax benefit related to stock options    --              --             3,328
Unrealized gain on investments          --              --               137
Currency translation adjustments        --              --              (118)
Net loss                                --          (4,852)           (4,852)
Elimination of Spider net income
  for the three-month period ended
  March 31, 1995                        --            (899)             (899)
				 ------------   -------------    -------------
Balance at December 30, 1995            --         (10,384)          122,904
Exercise of stock options               --              --             3,525
Issuance of common stock under
  employee stock purchase plan          --              --               772
Tax benefit related to stock options    --              --            11,819
Unrealized gain on investments          --              --                38
Currency translation adjustments        --              --               935
Net income                              --          16,841            16,841
				 ------------   -------------    -------------
Balance at December 28, 1996          $ --       $   6,457          $156,834
				============   =============    =============


The accompanying notes are an integral part of the consolidated financial statements.


			      Shiva Corporation
		     Consolidated Statement of Cash Flows
	       Increase (Decrease) in Cash and Cash Equivalents
				(In thousands)

						    Year Ended
				      ---------------------------------------
				      December 28,  December 30,  December 31,
					  1996          1995          1994
				      ------------  ------------   -----------
				      (Fiscal 1996) (Fiscal 1995)(Fiscal 1994)

Cash flows from operating activities
Net income (loss)                         $16,841      $(4,852)      $2,040
Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities:
  Merger expenses                              --        3,766             --
  Depreciation and amortization             6,968        3,756        2,716
  Deferred income taxes                        (2)        (811)        (336)
Changes in assets and liabilities:
  Accounts receivable                     (15,675)      (7,906)      (3,496)
  Inventories                              (9,804)      (2,023)        (865)
  Prepaid expenses and other current assets   391          (67)        (330)
  Accounts payable                          7,585          122        1,750
  Accrued compensation and benefits           360        2,444          601
  Accrued expenses                         13,434        6,548        2,011
  Deferred revenue                           (134)       1,846          804
  Other long-term liabilities                (412)         (24)         (23)
				      ------------  ------------ -----------
    Net cash provided by operating
    activities                             19,552        2,799        4,872
				      ------------  ------------   -----------
Cash flows from investing activities
  Purchase of property, plant and
    equipment                             (16,089)      (7,031)      (3,300)
  Capitalized software development costs   (1,183)        (827)        (293)
  Purchases of short-term investments     (34,136)     (11,188)          --
  Proceeds from maturities of short-term
    investments                             8,264        2,200           --
  Change in other assets                     (373)        (147)        (173)
				      ----------    ------------   ---------
    Net cash used by investing
    activities                            (43,517)     (16,993)      (3,766)
				      ------------  ------------   -----------
Cash flows from financing activities
  Net repayments under short-term debt         --       (1,885)      (1,213)
  Proceeds from long-term debt                 --           --          615
  Principal payments on long-term
    debt and capital lease obligations       (702)      (4,075)      (1,080)
  Proceeds from issuance of convertible
    preferred stock, net                        --          --        2,000
  Proceeds from issuance of common
    stock, net                                  --      76,138       33,328
  Proceeds from exercise of stock options   4,297        2,054          652
  Dividends paid                               --          (58)        (235)
				      ------------  ------------   ---------
    Net cash provided by financing
    activities                              3,595       72,174       34,067
				       ---------    ------------   ---------
Effects of exchange rate changes on cash
  and cash equivalents                        (766)        153           72
				      ------------  ------------   ---------
Net increase (decrease) in cash and
  cash equivalents                         (21,136)     58,133       35,245
Cash and cash equivalents, beginning
  of period                                 93,203      36,068          823
Elimination of Spider net cash activity
  for the three months ended March
  31, 1995                                     --         (998)          --
				      ------------  ------------   ---------
Cash and cash equivalents, end of period   $72,067     $93,203      $36,068
				       ============  ============   =========
Supplemental disclosure of cash flow
  information
Interest paid                               $   195     $  748       $ 1,127
Income taxes paid                           $   471     $  143       $   366

Supplemental disclosure of noncash
  financing activities
Issuance of common stock in
  settlement of dividend payable           $    --     $   406       $    --


The accompanying notes are an integral part of the consolidated financial statements.



			      SHIVA CORPORATION
		 Notes to Consolidated Financial Statements

1.  Nature of Business And Summary of Significant Accounting Policies

Shiva Corporation (the "Company") is a leading provider of mission-critical remote access solutions that enable users to connect with corporate information resources, on-line services, and the Internet. The Company markets its products worldwide primarily through distributors, systems integrators, resellers and original equipment manufacturers.

A summary of the Company's significant accounting policies follows:

Fiscal Year

The Company's fiscal year ends on the Saturday closest to December 31.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The consolidated financial information contained herein include the accounts of Spider Systems Limited ("Spider") and AirSoft, Inc. ("AirSoft") for all periods presented (see Note 2).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue from product sales is recognized upon shipment provided that no significant Company obligations remain and collection of the related receivable is probable. The Company provides most of its distributors and resellers with price protection rights and return rights for stock rotation or product evaluation. An allowance for estimated future returns is recorded at the time revenue is recognized based on the Company's return policies and historical experience. Although the Company believes it has adequate reserves to cover product returns and price protection rights, there can be no assurance that the Company will not experience significant returns or price protection adjustments in the future or that such reserves will be adequate to cover such returns and price protection rights. Revenue from technical support and product maintenance contracts is deferred and recognized ratably over the period the services are performed.

The Company provides a one-year warranty on hardware products and a ninety-day warranty on software media. A provision is made at the time of sale for product warranty costs. The Company has historically provided customers with a variety of technical support services, including free services which it is not contractually obligated to provide. A provision is made at the time of sale for the cost of such free services.

Cash Equivalents and Short-Term Investments

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company invests its excess cash in U.S. Treasury securities, municipal securities, money market funds of major financial institutions, high-grade commercial paper and time deposits that are subject to minimal credit and market risk.

All of the Company's cash equivalents and short-term investments are recorded at fair value and classified as available-for-sale in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company's investments at December 28, 1996 and December 30, 1995 include unrealized gains of $175,000 and $137,000, respectively, recorded as a separate component of stockholders' equity. The Company's short-term investments at December 28, 1996 have various maturity dates through 1998. Realized gains or losses on the sale of securities are calculated using the specific identification method. There were no such realized gains or losses in fiscal 1996 or 1995.

Concentration of Credit Risk

Financial instruments which potentially expose the Company to concentrations of credit risk include accounts receivable which are primarily due from distributors, resellers and OEM customers throughout North America and Europe. The Company performs ongoing evaluations of customers' financial condition and, generally, does not require collateral. In addition, the Company maintains reserves for potential credit losses, and such losses, in the aggregate, have not exceeded management expectations. At December 28, 1996, one customer accounted for 19% of the accounts receivable balance.

Financial Instruments

The carrying amounts of the Company's financial instruments, which include cash, cash equivalents and short-term investments, accounts receivable, accounts payable, long-term debt and capital lease obligations approximate their fair value at December 28, 1996, and December 30, 1995.

Forward Foreign Exchange Contracts

The Company enters into forward foreign exchange contracts as a hedge against exposure to fluctuations in exchange rates associated with certain transactions denominated in foreign currencies, including intercompany and trade accounts receivable and payable, and does not use them for trading purposes. The contracts are marked to market with gains and losses, not material in amount, recognized currently in interest and other expense in the accompanying financial statements and generally offset exchange gains or losses on the related transactions. Cash flows from the contracts are classified as cash flows from operating activities. Exposure to credit risk for these contracts is minimal since the counterparties are major financial institutions, and is generally limited to the unrealized gains on such contracts should any counterparties fail to perform as contracted. Exposure to market risk is limited to movements in currency rates. At December 28, 1996, the Company had outstanding forward exchange contracts to purchase $575,000 and to sell $8,380,000 in various foreign currencies which matured and settled on January 15, 1997. The fair value of outstanding forward exchange contracts approximates the original value due to the relatively short terms, generally less than three months.

Inventories

Inventories are stated at the lower of cost or market, cost being determined using the first-in, first-out method.

The market for the Company's products is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. There can be no assurance that products or technologies developed by others will not make the Company's inventories obsolete.

The Company is currently dependent on two subcontractors for the manufacture of significant portions of its products. Although the Company believes that there are a limited number of other qualified subcontract manufacturers for its products, a change in subcontractors could result in delays or reductions in product shipments. In addition, certain components of the Company's products are only available from a limited number of suppliers. The inability to obtain sufficient key components as required could also result in delays or reductions in product shipments. Such delays or reductions could have an adverse effect on the Company's results of operations.

Property, Plant and Equipment

Property, plant and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets. Equipment held under capital leases is stated at the lower of the fair market value of the equipment or the present value of the minimum lease payments at the inception of the leases and is amortized on a straight-line basis over the shorter of the lives of the related assets or the term of the leases. Maintenance and repair costs are expensed as incurred. Upon sale or retire-ment of property, plant and equipment, the applicable cost of the disposed asset and the related accumulated depreciation are eliminated. Any resulting gains or losses are reflected in results of operations.

Research and Development and Capitalized Software Development Costs

Research and development costs, other than certain software development costs, are charged to expense as incurred. Software development costs incurred subsequent to the establishment of technological feasibility, and prior to general release of the product to the public, are capitalized and amortized to cost of sales on a straight-line basis over the estimated useful lives of the related products, generally eighteen to thirty-six months. It is reasonably possible that the remaining estimated useful lives of the related products could be reduced in the future due to competitive pressures. Unamortized software development costs of $1,134,000 and $703,000 are included in other assets at December 28, 1996 and December 30, 1995, respectively.
Amortization expense was $777,000, $370,000 and $310,000 in fiscal 1996, 1995 and 1994, respectively.

The Company receives fees under product development contracts with certain customers. Product development fees are recorded as a reduction of research and development costs as work is performed pursuant to the related contracts and defined milestones are attained. Losses, if any, are provided for at the time that management determines that development costs will exceed related fees. Payments received under product development contracts prior to the completion of the related work and attainment of milestones are recorded as deferred liabilities. In fiscal 1996, 1995 and 1994 the Company recorded product development fees of $1,718,000, $955,000 and $766,000, respectively, and incurred development costs of $922,000, $1,135,000 and $820,000, respectively, under such contracts.

Advertising Costs

Advertising costs, other than certain direct-response advertising costs, are charged to expense as incurred. The Company has not incurred significant costs associated with direct-response advertising in fiscal 1996, 1995, and 1994, and there were no capitalized advertising costs at December 28, 1996, or December 30, 1995. Advertising costs were $3,177,000, $3,042,000, and $2,589,000 in fiscal 1996, 1995, and 1994, respectively.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which is an asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences, utilizing current tax rates, of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets are recognized, net of any valuation allowance, for the estimated future tax effects of deductible temporary differences and tax operating loss and credit carryforwards. Deferred income tax expense represents the change in the net deferred tax asset and liability balances.

Stock-based Compensation

The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees." Since it is the Company's policy to grant options with an exercise price equal to the quoted market price of the underlying stock on the grant date, no compensation cost has been recognized for its stock option and employee stock purchase plans. In January 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." (See Note 10).

Foreign Currency Translation

Financial statements of international subsidiaries, where the local currency is the functional currency, are translated using period-end exchange rates for assets and liabilities and at average rates during the period for results of operations. The resulting foreign currency translation adjustments are included as a separate component of stockholders' equity. For international subsidiaries where the functional currency is other than the local currency, monetary assets and liabilities are translated using period-end exchange rates, non-monetary assets and liabilities are translated at historical rates and results of operations are translated at average rates for the period. The resulting foreign currency translation adjustments are included in interest and other expense in the accompanying financial statements. Gains or losses resulting from foreign currency translation were immaterial in fiscal 1996, 1995, and 1994.

Net Income (Loss) Per Share

Net income per share is calculated based on the weighted average number of common shares and common equivalent shares assumed outstanding during the period. Net loss per share excludes common equivalent shares because the effect is antidilutive. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, certain common and common equivalent shares issued by the Company during the twelve months immediately preceding the initial filing of the registration statement relating to the Company's initial public offering have been included in the calculation of weighted average shares, using the treasury stock method and the initial public offering price, as if these shares were outstanding for all periods prior to the initial public offering.

2.  Business Combinations

In June 1996, the Company issued approximately 691,587 shares of common stock in exchange for all outstanding shares of AirSoft (the "AirSoft Acquisition") in a business combination accounted for as a pooling of interests. AirSoft designs, develops, manufactures and sells performance enhancement software products. The consolidated financial statements for all periods presented have been retroactively combined to reflect the AirSoft Acquisition. No adjustments to conform accounting methods were required; however, certain amounts have been reclassified with regard to the presentation of the financial information of the companies.

The following information shows revenue and net income (loss) for the separate companies for the periods preceding the AirSoft Acquisition:



				   Year Ended               Three Months Ended
		       -------------------------------------------------------
		       December 30,        December 31,          March 30,
			  1995                1994                 1996
		       ------------        -----------      ------------------
			(Fiscal 1995)      (Fiscal 1994)        (unaudited)
Revenues:
  Shiva                   $117,721             $80,971            $42,513
  AirSoft                      860                  87                796
		       ------------        -----------      ------------------
			  $118,581             $81,058            $43,309
Net income (loss):
  Shiva                    ($2,879)             $3,881            $ 4,366
  AirSoft                   (1,973)             (1,841)               (27)
		       ------------        -----------      ------------------
			   ($4,852)             $2,040            $ 4,339
		       ============        ===========      ==================


Merger-related expenses of $1,987,000 were expensed upon consummation of the AirSoft Acquisition in the quarter ended June 29, 1996. Merger-related expenses include $1,675,000 of transaction costs for financial advisor, legal, regulatory, and accounting fees and other related expenses, and $312,000 of employee severance payments and other costs.

In August 1995, the Company issued approximately 3,923,606 shares of common stock in exchange for all outstanding shares of Spider (the "Spider Acquisition") in a business combination accounted for as a pooling of interests. Spider is a digital internetworking company based in Edinburgh, UK which designs, develops, manufactures and sells advanced network access hardware and software products. The consolidated financial statements for all periods presented have been retroactively combined to reflect the Spider Acquisition.

Spider's fiscal year end of March 31 has been changed to conform to the Company's fiscal year end. Spider's results of operations for the year ended March 31, 1995 have been combined with the Company's results of operations for the year ended December 31, 1994. The results of operations for fiscal 1995 are for the twelve months ended December 30, 1995, for both Shiva and Spider. Spider's unaudited results of operations for the three months ended March 31, 1995 (including revenues, operating income, and net income of $12,592,000, $1,350,000 and $899,000 respectively) have been included in the combined results of operations for fiscal 1994 and 1995. Therefore, Spider's net income for the three-month period ended March 31, 1995 has been eliminated from stockholders' equity.

Merger-related expenses of $13,986,000 were expensed upon consummation of the Spider Acquisition in the quarter ended September 30, 1995. Merger-related expenses include $6,275,000 of transaction costs for financial advisor, legal, regulatory and accounting fees and other related expenses, $1,482,000 of employee severance payments, $2,644,000 of phantom stock compensation and $3,585,000 of integration costs, including elimination of duplicative assets, employee relocation and travel, and marketing costs related to the introduction of the combined entity.

3. Cash, Cash Equivalents and Short-Term Investments

Cash, cash equivalents and short-term investments consist of the following:



(In thousands)
December 28, 1996                      Amortized    Unrealized
					 Cost         Gain        Market Value
				       ---------    ----------    ------------
Cash and cash equivalents:
  Municipal securities                $  48,204      $  16         $  48,220
  Money market funds                      6,921         --             6,921
  Cash held in banks                     16,926         --            16,926
				       ---------    ----------    ------------
     Total cash and cash equivalents     72,051         16            72,067
Short-term investments:
  Municipal securities                   34,876        159            35,035
				       ---------    ----------    ------------
     Total cash, cash equivalents and
       short-term investments         $ 106,927      $ 175         $ 107,102
				       ========    ==========     ============

				       Amortized    Unrealized
December 30, 1995                        Cost         Gain        Market Value
				       ---------    ----------    ------------
Cash and cash equivalents:
  Money market funds                  $  75,382      $    --       $  75,382
  Cash held in banks                     16,825           --          16,825
  Commercial paper                          996           --             996
     Total cash and cash equivalents     93,203           --          93,203
Short-term investments:
  U.S. Treasury securities                8,988          137           9,125
     Total cash, cash equivalents and
       short-term investments         $ 102,191     $    137       $ 102,328
				      =========     ========       =========


4. Inventories

Inventories consist of the following:



(In thousands)                      December 29, 1996        December 30, 1995
				    -----------------        -----------------
Raw materials                            $ 6,218                  $3,137
Work-in-process                            1,506                   1,037
Finished goods                            10,234                   3,672
				    -----------------        -----------------
					 $17,958                   $7,846
				    =================        =================


5. Property, Plant and Equipment

Property, plant and equipment consist of the following:



				 Useful life      December 28,    December 30,
(In thousands)                   (in years)           1996            1995
				 -----------      -----------     ------------
Land                                               $   339         $   310
Buildings                           50               4,301           3,801
Furniture and fixtures               5               3,589           2,395
Machinery and equipment            3-5              25,288          17,009
Leasehold improvements          Lease Term           2,461             494
						  -----------     ------------
						    35,978          24,009
Less - Accumulated depreciation
  and amortization                                  12,123          11,044
						  -----------     ------------
						   $23,855         $12,965
						  ===========     ============


Furniture and fixtures include equipment under capital leases of $170,000 at December 30, 1995. Machinery and equipment include equipment under capital leases of $206,000 at December 28, 1996 and $2,004,000 at December 30, 1995.
Accumulated amortization related to equipment under capital leases totals $153,000 and $1,889,000 at December 28, 1996, and December 30, 1995,
respectively. Amortization of equipment under capital leases is included in depreciation expense. In fiscal 1996, the Company disposed of approximately $5,474,000 in property and equipment. The resulting loss on these disposals was not material.

6. Accrued Expenses

Accrued expenses consist of the following:



					   December 28,       December 30,
(In thousands)                                 1996               1995
					   ------------       ------------
Accrued sales and marketing expenses         $ 6,360            $2,265
Other accrued expenses                         7,388             5,244
					   ------------       ------------
					     $13,748            $7,509
					   ============       ============


7. Debt

Short-term Debt

Under the terms of a credit agreement (the "Credit Agreement") with a U.S. bank, the Company has a $5,000,000 unsecured revolving credit facility (the "Revolver") which bears interest at the bank's prime rate. At December 28, 1996, available borrowings were reduced by outstanding letters of credit of $843,000 related to certain office leases. These letters of credit expire at various dates through 1997. While the Company may repay all or a portion of the Revolver borrowings at any time, any outstanding principal must be repaid in full by June 1997. The terms of the Credit Agreement require the Company to maintain a minimum level of profitability and specified financial ratios. There were no borrowings outstanding under the Revolver at December 28, 1996 or December 30, 1995.

The Company also has a foreign credit facility secured by all assets of Shiva Europe Limited of approximately $1,695,000, of which $1,259,000 was available at December 28, 1996. Available borrowings under this facility are decreased by the value of the outstanding debt payable to the European Coal and Steel Community Fund and guarantees on certain foreign currency and other transactions. Borrowings under the foreign credit facility bear interest at the bank's prime rate plus 2.5% (8.5% at December 28, 1996). The terms of the foreign credit facility require the Company to maintain a minimum level of profitability and specified financial ratios. There were no borrowings outstanding under the foreign credit facility at December 28, 1996.

Long-Term Debt and Capital Lease Obligations

Long-term debt and capital lease obligations consist of the following:



						   December 28,   December 30,
(In thousands)                                         1996           1995
						   -----------    ------------
Capital lease obligations at rates of 11.4% to
  14.3%, secured by certain equipment; expiring
  at various dates through July 1998                 $  65            $378
Mortgage loans:
  European Coal and Steel Community Fund ("ECSC")
    Loan A payable in semi-annual installments
      of $97 plus interest at 8.5%, due March 1997     106             290
    Loan C payable in semi-annual installments of
      $97 plus interest at 10.0%, due January 1998     318             484
						   -----------    ------------
						       489           1,152
Less - Current portion                                 367             700
						   -----------    ------------
						      $122            $452
						   ===========    ============


The ECSC mortgage loans are secured by the Company's European headquarters property in Edinburgh, U.K.

8. Income Taxes

The components of income (loss) before income taxes are as follows:



					    Year Ended
			   ---------------------------------------------
			   December 28,    December 30,     December 31,
(In thousands)                 1996            1995             1994
			   ------------    ------------     ------------
			   (Fiscal 1996)    (Fiscal 1995)   (Fiscal 1994)
			   ------------    ------------     ------------
Domestic                      $22,906         $ 2,387          $1,113
Foreign                         3,120          (4,853)          1,848
			   ------------    ------------     ------------
			      $26,026         $(2,466)         $2,961
			   ============    ============     ============


The components of the income tax provision are as follows:



(In thousands)                              Year Ended
			   --------------------------------------------
			   December 28,    December 30,    December 31,
			       1996            1995            1994
			   ------------    -------------   -------------
			   (Fiscal 1996)   (Fiscal 1995)   (Fiscal 1994)
			   -------------   -------------    ------------
Current:
  Federal                     $7,561          $3,401            $725
  State                        1,013             186             (39)
  Foreign                        613            (390)            571
			   -------------   -------------    ------------
			       9,187           3,197           1,257
Deferred:
  Federal                     (1,244)           (333)            (34)
  State                          923             (75)           (192)
  Foreign                        319            (403)           (110)
			   -------------   -------------    ------------
				  (2)           (811)           (336)
			   -------------   -------------    ------------
			      $9,185          $2,386            $921
			   =============   =============    ============


The significant components of the net deferred tax asset (liability) are as follows:



						   December 28,   December 30,
(In thousands)                                         1996          1995
						   ------------   ------------
Deferred tax assets:
  Reserves not currently deductible                   $4,275         $2,675
  Net operating loss carryforwards                     2,381          4,635
  Tax credit carryforwards                               597            891
  Other                                                   58            424
						   ------------   ------------
    Gross deferred tax assets                          7,311          8,625
						   ============   ============

Deferred tax liabilities:
  Capitalized software development costs                (406)          (245)
  Depreciation                                          (736)          (832)
  Other                                                  (91)          (244)
						   ------------   ------------
    Gross deferred tax liabilities                    (1,233)        (1,321)
Deferred tax asset valuation allowance                  (858)        (6,531)
						   ------------   ------------
						      $5,220         $  773
						   ============   ============


The difference between the income tax provision and income taxes computed using the applicable U.S. statutory federal tax rate are as follows:



						   Year Ended
				 ---------------------------------------------
				    December 28,   December 30,   December 31
					1996           1995           1994
				    ------------   -----------    -----------
				   (Fiscal 1996)  (Fiscal 1995)  (Fiscal 1994)
				    ------------   -----------    -----------
Taxes computed at federal
  statutory rate                         35%           35%             35%
State income taxes, net of federal
  tax benefit                             5           (16)             (1)
Foreign income taxed at different rates  --            (2)             --
Research and development tax credits     --             3              (9)
Change in valuation allowance            (6)           27              (6)
Non-deductible merger expenses            3          (127)             --
Tax exempt interest                      (3)           --              --
Other                                     1           (17)             12
Effective income tax rate                35%          (97)%            31%

</TABLE

					 37

At December 28, 1996, the Company had federal and state net operating loss carryforwards of approximately $4,352,000 which expire at various dates through 2011. The Company also had federal and state research and development tax credit carryforwards of $597,000, which expire at various dates through 2011. Ownership changes, as defined by the Internal Revenue Code, may limit the amount of net operating loss and tax credit carryforwards that can be utilized to offset future taxable income or tax liability.

The deferred tax valuation allowance decreased by $5,673,000 due to the realization of deferred tax assets related to employee stock options and the change in the amount of AirSoft's net operating losses and tax credits expected to be utilized in the carryforward period. Of this amount, $3,976,000 related to employee stock options and was therefore recorded as a credit to stockholders' equity. The Company has recorded a valuation allowance for the tax benefit of certain net operating loss carryforwards with substantial limitations since realization of these future benefits is not sufficiently assured at December 28, 1996. The deferred tax asset recognized reflects the benefit of future deductible temporary differences and net operating loss and credit carryforwards expected to be realized. Realization of the asset is dependent on generating sufficient taxable income and, although not assured, management believes that it is more likely than not that the deferred tax asset will be realized.

9. Stockholders' Equity

Stockholder Rights Plan

On September 20, 1995 the Company's Board of Directors adopted a Stockholder
Rights Plan and pursuant thereto declared a dividend of one preferred stock purchase right for each outstanding share of common stock to stockholders of record at the close of business on October 13, 1995. Each right entitles holders of the Company's common stock to purchase one one-hundredth of a share
(a "Unit") of a new series of junior participating preferred stock, $.01 par value per share, at an exercise price of $300.00 per unit, subject to adjustment. The rights are exercisable and become exercisable for common stock only under certain circumstances and in the event of particular events relating to a change in control of the Company. The rights may be redeemed by the Company under certain circumstances pursuant to the plan. The rights expire on October 13, 2005, unless earlier redeemed or exchanged. The rights have certain anti-takeover effects, in that they would cause substantial dilution to a person or group that attempts to acquire a significant interest in the Company on terms not approved by the Board of Directors.

Common Stock

On October 21, 1994, the stockholders approved a 1-for-1.5 reverse split
(effective upon the closing of the Company's initial public offering) of the Company's common stock. On April 2, 1996, the Company's Board of Directors declared a two-for-one split of the Company's common stock which was effective on April 22, 1996. All shares and per share amounts included in the accompanying consolidated financial statements have been adjusted to give retroactive effect to such stock splits for all periods presented. On
November 30, 1995, the stockholders approved an increase in the authorized shares of common stock from 25,000,000 shares to 50,000,000 shares. On May
15, 1996, the stockholders approved an increase in the authorized shares of common stock from 50,000,000 to 100,000,000 shares.

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company's stockholders. Common stockholders are entitled to receive dividends, if any, as may be declared by the Board of Directors, subject to any preferential dividend rights of any preferred stockholders.

				      38

10. Stock Plans

1988 Stock Plan

The 1988 Stock Plan (the "1988 Plan") provides for the grant of incentive stock options, stock awards, and stock purchase rights for the purchase of up to an aggregate of 8,200,000 shares of the Company's common stock by officers, employees, consultants and directors of the Company. In May 1996, the stockholders approved an increase in the number of shares issuable under the 1988 Plan from 8,200,000 to 9,700,000 and extended the expiration date of the 1998 Plan from December 31, 1997 to December 31, 2000. The Compensation
Committee of the Board of Directors is responsible for administration of the 1988 Plan. The Compensation Committee determines the term of each option, the option exercise price, the number of shares for which each option is granted and the rate at which each option is exercisable. Options generally vest ratably over four years. The Company may not grant an employee incentive stock options with fair value in excess of $100,000 that are first exercisable during any one calendar year.

Incentive stock options may be granted to any officer or employee at an exercise price per share of not less than the fair value per common share on the date of the grant (not less than 110% of the fair value in the case of holders of more than 10% of the Company's voting stock). Nonqualified stock options may be granted to an officer, employee, consultant, or director at an exercise price per share of not less than either the book value per common share or 50% of the fair value per common share on the date of grant.

Options granted under the 1988 Plan generally expire ten years from the date of the grant (five years for incentive stock options granted to holders of more than 10% of the Company's voting stock). The Compensation Committee, at the request of any optionee, may convert incentive stock options that have not been exercised at the date of conversion into nonqualified stock options.

In connection with the AirSoft Acquisition, the Company assumed 119,076 options in June 1996. These assumed options were granted at prices equal to the fair market value at the date of grant, become exercisable in installments
(generally ratably over four years), and expire ten years from the date of grant. The Company does not intend to issue any additional options under the AirSoft stock option plan.

1994 Director Stock Option Plan

On October 21, 1994, stockholders approved the 1994 Director Stock Option Plan
(the "1994 Director Option Plan") under which options to purchase up to an aggregate of 550,000 shares of the Company's common stock may be granted to nonemployee directors at an exercise price per share equal to the fair value per common share on the date of grant. Under the 1994 Director Option Plan, each nonemployee director was granted an option to purchase 33,000 common shares (the "initial shares") on July 17, 1995, and an option to purchase an additional 7,000 common shares on the third Monday in July of each year thereafter, through December 31, 1999. Eligible directors who were previously granted stock options under the 1988 Plan were not granted an option to purchase the initial shares. Twenty-five percent of the options granted under the 1994 Director Option Plan are exercisable one year from the date of grant and every year thereafter, provided that the optionee remains a director.
Options generally expire ten years from the date of grant.

				    39

Transactions under the 1988 Plan and the 1994 Director Option Plan during fiscal 1996 and 1995 are summarized as follows:




				 Fiscal       1996           Fiscal   1995
				 --------------------        ----------------
					     Weighted                Weighted
					     Average                 Average
					     Exercise                Exercise
				 Shares       Price          Shares    Price
				 --------------------        ----------------
Outstanding at beginning
  of period                      4,056,159    $11.06       3,709,354  $ 1.88
    Granted                      2,325,422     38.98       1,581,848   27.32
    Exercised                      899,048      3.94       1,100,059    1.35
    Canceled                       396,350     25.08         134,984   14.42
				 --------------------        ----------------
Outstanding at end of period     5,086,183    $24.86       4,056,159  $11.06
Options exercisable at end
  of period                      1,258,216                   683,814
				 =========    =======      =========  =======
Weighted average fair value
  of options granted during
  the period                        24.73                      16.25
Options available for future
  grant                          2,148,746                  2,583,793


The following table summarizes information about options outstanding at December 28, 1996 for both the 1988 Plan and the 1994 Director Option Plan:



			Options Outstanding               Option Exerciseable
	     --------------------------   ---------------------------------
			     Weighted
			      Average       Weighted                 Weighted
 Range of      Number         Remaining     Average       Number      Average
 Exercise     Outstanding    Contractual    Exercise    Exercisable   Exercise
  Prices      at 12/28/96   Life (in years)  Price      at 12/28/96    Price
----------   -----------   ---------------  --------    -----------   ---------
$  .75- 1.88   1,208,012         6.7        $  1.00       604,469      $  .89
  3.00- 6.80     544,316         7.5           4.38       215,926        4.12
 16.75-31.25   1,051,412         8.6          27.69       202,296       28.62
 31.63-40.50   1,384,693         9.0          33.38       235,525       32.53
 41.00-51.75     606,650         9.5          45.71          -            -
$57.38-80.00     291,100         9.5          67.94          -            -
	       ---------         ---        -------     ---------      ------
	       5,086,183         8.3        $ 24.86     1,258,216      $11.65


The fair value of each option grant under the 1998 Plan and the 1994 Director Option Plan is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:



			    Fiscal 1996         Fiscal 1995
			    -----------         -----------
Expected life (years)              5                   5
Risk-free interest rate         6.19%               6.02%
Volatility                     64.00%              61.00%
Dividend yield                  0.00%               0.00%


Employee Stock Purchase Plan

On October 21, 1994, the stockholders approved the 1994 Employee Stock Purchase Plan (the "1994 Stock Purchase Plan") which enables eligible employees to purchase shares of common stock. Under the 1994 Stock Purchase Plan, eligible employees may purchase up to an aggregate of 700,000 shares of common stock during six-month plan periods commencing on February 1 and August 1 of each year at a price per share of 85% of the lower of the market price per share on the first or last business day of the six-month plan period. An employee's rights terminate upon voluntary withdrawal from the 1994 Stock Purchase Plan or upon termination of employment. At December 28, 1996 and December 30, 1995, 646,830 and 678,418 shares were available for issuance. In fiscal 1996 and 1995, employees purchased 31,588 and 21,582 shares of stock, respectively. The weighted average fair value of shares granted during 1996 and 1995 were $24.73 and $16.25 per share, respectively.

The fair value of shares issued under the 1994 Stock Purchase Plan is estimated using the Black-Scholes option pricing model with the following assumptions:



				       Fiscal 1996         Fiscal 1995
				       -----------         -----------
Expected life (years)                         5                   5
Risk-free interest rate                    6.19%               6.02%
Volatility                                64.00%              61.00%
Dividend yield                             0.00%               0.00%


Fair Value Disclosures

Had compensation cost for the Company's Stock Plans been determined based on the fair value at the grant dates, as prescribed in SFAS 123, the Company's net income (loss) and net income (loss) per share would have been as follows


(In thousands, except per share information):

				       Fiscal 1996         Fiscal 1995
				       -----------         -----------
Pro forma net income (loss):              $4,814             $(6,277)
Pro forma net income (loss) per share     $  .15             $  (.23)


11. Retirement Plans

The Company sponsors a 401(k) retirement savings plan covering all domestic employees of the Company who meet minimum age and service requirements. The plan allows participants to defer a portion of their annual compensation on a pre-tax basis. The Company matches 50% of the first 3% of each participating employee's contributions, subject to certain limitations and may, at its discretion, make additional contributions to the plan. The Company made matching contributions of $230,000, $150,000 and $119,000, to the plan in fiscal 1996, 1995 and 1994, respectively.

The Company also sponsors a defined contribution plan for all eligible European employees of the Company. Participation in the plan is available to substantially all salaried employees and to certain groups of hourly paid employees. Company contributions are based on a percentage of the employees' base salaries. The Company made contributions of $437,000, $318,000 and $267,000 to the plan in fiscal 1996, 1995 and 1994, respectively.

12. Industry Segment and Geographic Information

The Company operates in a single industry segment: the development, manufacture, sale and support of network communications products and services.

In fiscal 1996, one OEM customer accounted for $27,905,000 (14%) of revenues.

Intercompany sales and transfers between geographic areas are accounted for at prices which are designed to be representative of unaffiliated party transactions.


				      North
				     America    Europe   Eliminations   Total
				     --------   ------   ------------   -----
1996
Revenues to unaffiliated customers  $145,506    $54,613   $      --    $200,119
Intercompany revenue                  10,269      4,443    (14,712)         --
				     --------   ------   ------------   ------
Total revenues                       155,775     59,056    (14,712)    200,119
				     --------   ------   ------------   ------
Income from operations                19,604      3,745       (667)     22,682
Identifiable assets                  163,050     35,749   $   (749)    198,050

1995
Revenues to unaffiliated customers  $ 70,083    $48,498         --    $118,581
Intercompany revenue                      --        607       (607)         --
				     --------   ------   ------------   ------
Total revenues                        70,083     49,105       (607)    118,581
				     --------   ------   ------------   ------
Loss from operations                    (797)    (3,243)        --     (4,040)
Identifiable assets                  140,006     24,581    (14,464)    150,123

1994
Revenues to unaffiliated customers  $ 41,646    $39,412   $     --   $  81,058
Intercompany revenue                      --         --         --          --
				     --------   ------   ------------   ------
Total revenues                        41,646     39,412         --      81,058
				     --------   ------   ------------   ------
Income from operations                 1,285      2,574         --       3,859
Identifiable assets                   51,048     23,611     (2,099)     72,560


13. Commitments
Lease Commitments

The Company leases office and operating facilities and certain equipment under operating and capital leases (See Notes 5 and 7) that expire through February, 2006. Future minimum lease payments under operating and capital leases with initial or remaining noncancellable terms of one or more years are as follows as of December 28, 1996:



(In thousands)
						    Operating       Capital
Fiscal                                               Leases         Leases
-------------                                       ----------     ----------
1997                                                $ 3,348           $54
1998                                                  3,123            16
1999                                                  2,793            --
2000                                                  2,645            --
2001                                                  2,650            --
Thereafter                                            8,973            --
						   ---------     ----------
Total minimum lease payments                        $23,532            70
						    =======          =====
Less - Amount representing interest                                     5
						  -----------      ----------
Net present value of minimum lease payments                           $65
								   ==========


Rental expenses under operating leases was $3,244,000, $1,934,000 and $1,877,000 in fiscal 1996, 1995, and 1994, respectively.

14  Contingencies

On January 17, 1997, a complaint, Abraham Schwartz and Norman Marcus v. Shiva Corporation, was filed against the Company in the Superior Court of the State of California for the County of Los Angeles. The plaintiffs purport to bring this action on behalf of a class of purchasers of the Company's common stock between September 17, 1996 and January 7, 1997. The Complaint asserts that the Company made false or misleading statements in violation of state and federal law, including: state law negligent misrepresentation, fraud, and deceit, California Corporation Code Chapters 1507, 25400, and 25500, California Civil Code Chapters 1709-10, and Section 12(2) of the Securities Act of 1933, 15 U.S.C. Chapter 771(2). On behalf of the purported class, the plaintiffs seek compensatory damages, treble damages under California law, punitive damages under California law, punitive damages, attorneys' fees, costs and interest. On February 24, 1997, the Company filed a demurrer to the complaint. The Company believes the claim to be without merit and intends to vigorously defend against the action. The action is in its earliest stages and the Company is unable to determine at this time the potential liability, if any.

Report of Independent Accountants

To the Board of Directors and Stockholders of Shiva Corporation

In our opinion, based upon our audits and the reports of other auditors, the accompanying consolidated balance sheet and related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Shiva Corporation and its subsidiaries at December 28, 1996 and December 30, 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 28, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of AirSoft, Inc., a wholly-owned subsidiary, which statements reflect total assets of $3,285,000 at December 31, 1995, and total revenues of $860,000 and $87,000 for the years ended December 31, 1995, and 1994 respectively. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for AirSoft, Inc. as of and for the periods described above, is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Boston, Massachusetts
January 23, 1997


Quarterly Financial Information (unaudited)

					  First    Second     Third    Fourth
(In thousands, except per share data)    Quarter   Quarter   Quarter   Quarter
					 -------   -------   -------   -------
Fiscal 1996

Revenues                                 $43,309   $51,485    $57,109  $48,216
Gross profit                              25,924    30,088     33,348   27,582
Merger expenses                               --     1,987         --       --
Net income                                 4,339     4,975      6,027    1,500
Net income per share                     $  0.14   $  0.16    $  0.19  $  0.05

Common Stock Prices    -----  High       $ 48.13   $ 87.25    $ 85.88  $ 58.50
			      Low        $ 25.13   $ 44.38    $ 41.25  $ 33.25
					 -------   -------   -------   -------
Fiscal 1995
Revenues                                 $25,737   $26,376   $30,033  $36,435
Gross profit                              14,659    15,197    17,663   21,876
Merger Expenses                               --        --    13,986       --
Net income (loss)                          1,382       973   (11,552)   4,345
Net income (loss) per share              $  0.05   $  0.04   $( 0.46) $  0.15

Common Stock Prices    -----  High       $ 21.00   $ 22.25   $ 31.63  $ 38.75
			      Low        $ 13.50   $ 14.13   $ 19.38  $ 21.13
					 -------   -------   -------  -------


As of January 31, 1997 the closing price was $18.06 per share and as of that same date there were 726 record holders of the Company's common stock. This does not reflect persons or entities who hold their stock in nominee or "street" name through various brokerage firms. The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings to fund the development and growth of its business.