Form 10-K, Exhibit 13
period 1998-01-03
SHIVA CORP
filed 1998-03-27
CIK 879136

Exhibit 13.1

                                Shiva Corporation Financial Highlights

                                                     Fiscal Year
(In thousands, except
  per share data)                 1997       1996       1995       1994       1993
Statement of Operations Data
Remote Access Revenues        $130,413    $174,084   $ 83,924   $ 44,825   $ 20,510
Total Revenues                 144,329     200,119    118,581     81,058     61,262
Operating Income (Loss)
  before Merger Expenses       (25,535)     24,669      9,946      3,859      1,764
Merger Expenses                     --       1,987     13,986         --         --
Income (Loss) before Income
  Taxes                        (22,013)     26,026     (2,466)     2,961        716
Income Tax Provision (Benefit)  (8,366)      9,185      2,386        921        300
Net Income (Loss)              (13,647)     16,841*    (4,852)**   2,040        416
Net Income (Loss) per Share
 Basic                           (0.47)       0.59*     (0.19)**    0.16       0.04
Net Income (Loss) per Share
 Diluted                         (0.47)       0.54*     (0.19)**    0.10       0.03
Balance Sheet Data
Total Assets                   182,246     198,050    150,123     72,559     29,514
Working Capital                108,314     130,464    109,376     38,307      1,252
Long-term Obligations               --         122        452      4,037      3,418
Stockholders' Equity           145,944     156,834    122,904     44,114      6,072

*In the absence of merger expenses incurred in FY96, net income and net income per diluted share would have been $18.8 million and $0.60, respectively.

**In the absence of merger expenses incurred in FY95, net income and net income per diluted share would have been $8.5 million and $0.30, respectively.


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto.

OVERVIEW

Shiva Corporation (the "Company") is a leading global provider of remote access solutions for business. The Company's products connect employees, customers and business partners to networks with industry-leading remote access solutions. The Company was founded in 1985, and is based in Bedford, Massachusetts, with offices worldwide. The Company derives its revenues from remote access products and other communications products and services. Remote access products include the LanRover(R), LanRover Access
Switch(R), Shiva AccessPort(TM), ShivaIntegrator(R) and the NetModem(R) product lines. Other communications products and services include communications servers, AppleTalk products and communications software. The Company also provides a wide range of service offerings which include consulting, training and maintenance services. The Company markets its products worldwide primarily through distributors, systems integrators, resellers and an original equipment manufacturer ("OEM") relationship with Northern Telecom Limited ("Nortel").

In August 1995, the Company acquired Spider Systems Limited ("Spider"), a leading digital internetworking company based in Edinburgh, UK, through the issuance of approximately 3,923,606 shares of its common stock (the "Spider Acquisition"). In June 1996, the Company issued approximately 691,587 shares of its common stock in exchange for all the outstanding shares of AirSoft, Inc. (the "AirSoft Acquisition"). AirSoft, Inc. ("AirSoft") designs, manufactures and sells performance enhancement software products. These products include Powerburst(R), a remote node accelerator designed to improve the performance of file-system-based applications such as electronic mail, spreadsheets and word processors. The Spider and AirSoft acquisitions have been accounted for as poolings of interests, and therefore the consolidated financial information contained herein has been retroactively combined for all periods presented. See Notes 1 and 2 of Notes to Consolidated Financial Statements.

On February 19, 1998 the Company entered into a definitive agreement to acquire substantially all the assets and liabilities of Isolation Systems Limited (the "Isolation Acquisition") for approximately $37 million in cash, subject to closing adjustments. Isolation Systems is a leading developer of virtual private networking hardware and software solutions based in Toronto, Ontario. The Isolation Acquisition is expected to close by March 31, 1998 and will be accounted for as a purchase. Accordingly, the purchase price will be allocated to the underlying assets and liabilities based on their respective fair values at the date of closing. The Company expects to recognize a substantial charge for purchased in-process research and development in the first quarter of fiscal 1998.

On February 27, 1998 the Company signed a new multi-year agreement with Nortel. The Company and Nortel have been working together to provide remote access equipment to service providers since 1995. Under the new agreement, Nortel will purchase minimum quarterly amounts of the Company's products for resale, replacing the minimum royalty arrangement with the Company that was in effect during fiscal 1997. In addition, the Company will receive professional services revenue during the first two quarters of fiscal 1998 from Nortel related to the development of carrier class remote access technology. The OEM purchases and professional services are expected to result in higher revenues from Nortel in fiscal 1998 which will carry lower gross margins. Gross margins on sales to Nortel are expected to decline in fiscal 1998 primarily due to the fact that a significant portion of the revenues from Nortel in fiscal 1997 consisted of royalty revenues, with little or no associated direct cost, related to the Rapport 112, an OEM version of the LanRover Access Switch.

RESULTS OF OPERATIONS

The following table sets forth consolidated statement of operations data of the Company expressed as a percentage of revenues for the periods indicated:

                       Fiscal Year          Percentage Change
                   1997   1996   1995   1997 to 1996  1996 to 1995
                   ----   ----   ----   ------------  ------------
Product and other
 revenues           88%    99%   100%       (36%)         67%
Royalty revenues    12      1      -        602            *
                    --     --    ---        ---           --
  Total revenues   100%   100%   100%       (28)          69
Cost of revenues    49     42     41        (14)          69
                    --     --     --        ----          --
Gross profit        51     58     59        (38)          69

Operating expenses:
    Research and
     development    18     12     12         10           57
    Selling,
     general and
     administra-
     tive           50     34     38          6           55
  Merger expenses    0      1     12          *          (86)
                     -      -     --          -          ----
      Total
       operating
       expenses     68     47     62          4           28
                    --     --     --          -          --
Income (loss)
 from operations   (17)    11     (3)      (213)           *
Interest income     (2)    (2)    (1)         5          112
                    ---    ---    ---         -          ---
Income (loss)
 before income
 taxes             (15)    13     (2)      (185)           *
                   ----    --     ---      -----           -
Income tax
 provision
 (benefit)          (6)     5      2       (191)         285
                    ---     -      -       -----         ---
Net income (loss)   (9)%    8%    (4)%     (181)%          *%
                    ===     ==    ====     ======          ==

    * Percentages not meaningful.

FISCAL 1997, 1996 and 1995

REVENUES.
Revenues totaled $144,329,000, $200,119,000 and $118,581,000 in fiscal 1997, 1996 and 1995, respectively. Remote access revenues represented 90%, 87% and 71% of revenues in fiscal 1997, 1996 and 1995, respectively. Revenues from LanRover products were $50,138,000, $89,588,000 and $62,892,000 in fiscal 1997, 1996 and
1995, respectively. The decline in LanRover revenues in fiscal 1997 was primarily due to lower volume shipments and price reductions which became effective in the second quarter. LanRover revenues were also impacted by price protection provisions of $3,900,000 recorded in the first quarter of fiscal 1997. The price protection provisions related to the LanRover were recorded to account for pricing actions which became effective in the second quarter and were in response to increased price competition. The increase in LanRover revenues in fiscal 1996 over fiscal 1995 was primarily due to increased volume shipments.

Revenues from the LanRover Access Switch were $65,163,000 in fiscal 1997, compared to $59,015,000 in fiscal 1996. The increase in revenues from the LanRover Access Switch in fiscal 1997 over fiscal 1996 was primarily due to the timing of the introduction of the product into the marketplace in the second quarter of fiscal 1996. Revenues from the LanRover Access Switch in fiscal 1997 include royalty revenues attributable to an agreement with Northern
Telecom Limited (the"Nortel Agreement"), under which the Company earned royalties, subject to quarterly minimums in fiscal 1997, based on sales of the Nortel Rapport 112, an OEM version of the LanRover Access Switch. In fiscal 1997, the Company transitioned its relationship with Nortel from an OEM relationship where Nortel purchased certain products from the Company for resale, to a predominantly royalty-based arrangement, which resulted in lower revenues that carried higher gross margins. In addition, revenues from the LanRover Access Switch in fiscal 1997 were negatively impacted by weakness in the mid-tier Internet Service Provider ("ISP") market in North America, which resulted in a decline in sales through the Company's premium value-added reseller ("PVAR") channel, and by price protection provisions of $2,800,000 recorded in the first quarter. The price protection provisions were recorded to account for pricing actions, effective in the second quarter of fiscal 1997, taken in response to increased price competition and price reductions on V.34 modem cards due in part to the availability of 56K modem technology in the access concentrator market.

Revenues from other remote access products were $15,112,000, $25,479,000 and $21,031,000 in fiscal 1997, 1996 and 1995, respectively. The decline in other remote access products in fiscal 1997 was primarily due to lower volume shipments of the Integrator product line, while the increase in fiscal 1996 relative to fiscal 1995 was primarily due to the introduction of the Shiva AccessPort product for the small office and home office market. Revenues from other communications products were $6,805,000, $16,847,000 and $24,061,000 in fiscal 1997, fiscal
1996 and fiscal 1995, respectively. The declines in revenues from other communications products were primarily due to lower volume shipments. The Company anticipates that revenues from other communications products will continue to decline and will account for a decreasing percentage of revenue in future periods.

International revenues accounted for 49%, 37% and 47% of total revenues in fiscal 1997, 1996 and 1995, respectively. In fiscal 1997, international revenues, which declined on an absolute basis from fiscal 1996, represented a higher proportion of total revenues due to decreased revenues in North America. This decrease in revenues in North America was due to several factors discussed above, including lower revenues from Nortel and other OEM partners, the decline in sales through the PVAR channel and the price protection reserves recorded in the first quarter of fiscal 1997. International revenues descreased as a perecentage of revenues in fiscal 1996 compared to fiscal 1995 primarily due to increased revenues to the OEM channel which are classified as domestic. Revenues from OEM customers accounted for 24% of revenues in fiscal 1997, compared with 22% in 1996 and 10% in 1995. Revenues from Nortel accounted for 16% and 14% of revenues in fiscal 1997 and fiscal 1996, respectively.

The Company provides its distributors and resellers with product return rights for stock balancing and product evaluation. Revenues were reduced by provisions for product returns of $16,088,000, $13,421,000 and $7,410,000 in fiscal 1997, fiscal 1996 and fiscal
1995, respectively. These provisions represented 10% of gross revenues in fiscal 1997, and 6% of revenues in both fiscal 1996 and fiscal 1995. The increase in the provision for product returns in fiscal 1997 was to account for estimated returns of slow-moving and discontinued products in the Company's North American distribution channels.

GROSS PROFIT. Gross profit decreased as a percentage of revenues to 51% in fiscal 1997, compared to 58% and 59% in fiscal 1996 and 1995, respectively. Gross profit as a percentage of revenues decreased in fiscal 1997 from fiscal 1996 primarily due to the price decreases on the LanRover and LanRover Access Switch products, the previously mentioned price protection reserves totaling $6,700,000 and provisions for slow-moving inventories of $6,463,000 and $2,605,000 recorded in the first and fourth quarters, respectively. The impact of these price decreases and reserves was partially offset by the 100% gross margin royalty revenues from Nortel, and cost reductions on several components. The provisions for slow-moving inventories, which increased cost of revenues, related primarily to V.34 modem cards, for which demand has slowed due to the availability of 56K modem technology, and certain other products. In addition, gross profit was negatively impacted in fiscal 1997 by an increase in manufacturing overhead costs as a percentage of revenue due to the lower revenue base.
The decrease in gross profit as a percentage of revenues in fiscal 1996 from fiscal 1995 was primarily attributable to increased revenues of remote access products to the OEM channel, which typically result in lower gross margins than the Company's other sales channels. This decrease was partially offset by a change in product mix towards the LanRover and the LanRover
Access Switch, which carry higher gross margins than the Company's other products. In the future, gross margins are likely to decrease due to the new multi-year OEM and professional services agreement with Nortel which replaced the royalty arrangement in effect during fiscal 1997 as previously discussed, and continued price competition. The Company's gross margins may also be affected by several factors, including, but not limited to, product mix, the distribution channels used, changes in component costs and the introduction of new products.

RESEARCH AND DEVELOPMENT. Research and development expenses were $25,545,000, $23,186,000 and $14,787,000 in fiscal 1997, 1996 and
1995, respectively, and represented 18% of revenues in fiscal
1997 compared to 12% of revenues in both fiscal 1996 and 1995. Research and development expenditures in fiscal 1997 related to the development of new and existing remote access products, including the LanRover D/56, the LanRover XP16, and 56K modules for the LanRover Access Switch. In addition, the Company also continued to work with Nortel on the development of products and product features specific to the service provider markets, including the VantagePath(TM) Access Concentrator, a 256-port carrier class product. The increase in these expenses in fiscal 1997 from 1996 was primarily due to increased costs of prototype materials, increased personnel and associated overhead costs, and temporary help. The increase in expenses in fiscal 1996 from 1995 related primarily to the hiring of additional research and development staff and associated overhead costs. Customer-funded development costs reimbursed to the Company, which are reflected as an offset to research and development expenses, were $6,664,000 in fiscal 1997, compared to $1,718,000 and $955,000 in fiscal 1996 and 1995, respectively. The increase in customer-funded development costs in fiscal 1997 was due to the cost sharing arrangements with Nortel, under which Nortel funds certain costs associated with the development of products and product features specific to the carrier and service provider markets. Capitalized software development costs were $923,000, $1,186,000 and $827,000 in fiscal 1997, 1996 and 1995, respectively. The Company anticipates continued significant investment in research and development.

SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses were $72,903,000, $69,087,000 and $44,662,000 in fiscal 1997, 1996 and 1995, respectively. The increase in gross expenses during fiscal 1997 was primarily due to increased costs incurred for advertising, trade shows, sales incentives, and facilities. Selling, general and administrative expenses in 1997 are net of expenses reimbursed by Nortel of $5,186,000 related to Shiva's Service Provider Group ("SPG"), a worldwide business unit comprised of technical sales and support personnel which marketed Nortel's remote access equipment to carriers and service providers. The new agreement with Nortel signed on February 27, 1998 extended the funding by Nortel of the SPG unit through the first quarter of fiscal 1998. The increase in selling, general and administrative expenses in fiscal 1996 over fiscal 1995 was primarily due to worldwide expansion of the Company's sales, marketing and administrative operations necessary to support the Company's growth.

MERGER EXPENSES. In fiscal 1996, merger related expenses of $1,987,000 were recorded in connection with the AirSoft Acquisition. Merger-related expenses included $1,675,000 of transaction costs for financial advisor, legal, regulatory and accounting fees and other related expenses, and $312,000 of employee severance payments and other costs. In fiscal 1995, merger-related expenses of $13,986,000 were recorded in connection with the Spider Acquisition. Merger-related expenses included $6,275,000 of transaction costs for financial advisor, legal, regulatory, and accounting fees and other related expenses, $1,482,000 of employee severance payments, $2,644,000 of phantom stock compensation and $3,585,000 of integration costs, including elimination of duplicative assets, employee relocation and travel, and marketing costs related to the introduction of the combined entity.

INTEREST INCOME AND EXPENSE. Interest income, net of interest expense, increased to $3,522,000 in fiscal 1997 from $3,344,000 and $1,574,000 in fiscal 1996 and 1995, respectively. The increase in fiscal 1997 was primarily due to lower interest and other expense. The increase in fiscal 1996 was primarily due to increased interest income due to higher average investment balances in fiscal 1996 as a result of the funds generated by the Company's secondary public offering in November 1995.

INCOME TAX PROVISION. The Company's effective tax rate was 38% in fiscal 1997 which differs from the combined federal and state statutory rate primarily due to restrictions on the use of various state net operating loss carryforwards. The Company recorded a deferred income tax benefit in fiscal 1997 reflecting the benefit of future deductible temporary differences and net operating loss and credit carryforwards expected to be realized. Realization of the associated deferred tax asset is dependent upon generating sufficient taxable income and, although not assured, management believes that it is more likely than not that the deferred tax asset will be realized. In fiscal 1996, the Company's effective tax rate was 35%, which differs from the combined federal and state statutory rates primarily due to the utilization of net operating loss carryforwards and the impact of tax-exempt interest income, partially offset by non-deductible merger expenses. In fiscal 1995 the Company had an income tax provision of $2,386,000, despite a pre-tax loss, primarily due to non-deductible merger costs incurred in connection with the Spider Acquisition.

FOREIGN CURRENCY FLUCTUATIONS

Foreign currency fluctuations did not have a significant impact on the comparison of the results of operations for the periods presented. However, the Company's international operations will continue to be exposed to adverse movements in foreign currency exchange rates which may have a material adverse impact on the Company's financial results. The Company enters into forward exchange contracts to hedge those currency exposures related to certain assets and liabilities denominated in non-functional currencies and does not generally hedge anticipated foreign currency cash flows.

YEAR 2000

The Company recognizes that it must ensure that its products and operations will not be adversely impacted by Year 2000 software failures (the "Year 2000 issue") which can arise in time-sensitive software applications that utilize a field of two digits to define the applicable year. In such applications, a date using "00" as the year may be recognized as the year 1900 rather than the year 2000. The Company believes that all of its products are currently Year 2000 compliant, with the exception of the SpiderManager product, which will display the year number in the activity log date field as three digits. The Company believes that this characteristic does not have any system operational implications for the product. Therefore, the Company does not anticipate having to undertake additional research and development efforts in this regard. In addition, the Company is in the process of replacing many of its business and operating computer systems with software which, when upgraded, will be Year 2000 compliant.
The Company is planning to complete all necessary Year 2000 upgrades of its major systems in 1998, and is currently identifying and developing conversion strategies for its remaining systems that may be impacted by the Year 2000 issue. While the Company does not believe the Year 2000 issue will have a material impact on the Company, there can be no assurance that unanticipated problems will not arise that will have a material adverse effect on the Company's business and results of operations.

LIQUIDITY AND CAPITAL RESOURCES

As of January 3, 1998, the Company had $58,915,000 of cash and cash equivalents and $36,868,000 of short-term investments.
Working capital decreased to $108,314,000 at January 3, 1998 from $130,464,000 at December 28, 1996. As a result of the Isolation Acquisition which is expected to be completed in the first quarter of fiscal 1998, the Company's cash and short-term investment balances will be reduced by approximately $37,000,000.

Net cash provided by operations totaled $1,445,000 in fiscal 1997. Net cash provided by operations in fiscal 1997 resulted primarily from the decrease in accounts receivable, partially offset by the net loss adjusted for non-cash expenses and the increase in deferred income taxes. The decrease in accounts receivable was due to lower revenue levels and lower days sales outstanding as a result of improved collection activities. Net cash provided by operations was $19,552,000 in fiscal 1996, which consisted primarily of net income adjusted for non-cash expenses and increased current liabilities, partially offset by increased accounts receivable and inventories. The increase in accounts receivable was due to higher revenue levels and days sales outstanding due in part to changes in the timing of product shipments where shipments occurred late in the fourth quarter of fiscal 1996. The increase in inventories was in anticipation of fourth quarter sales that did not materialize and to support increased revenue levels over the prior year.

Net cash used by investing activities totaled $16,385,000 in fiscal 1997 compared to $43,517,000 in fiscal 1996. Investment activities in fiscal 1997 and fiscal 1996 consisted primarily of purchases of property, plant and equipment and short-term investments, partially offset by proceeds from short-term investments upon maturity or sale. The decrease in cash used by investing activities was primarily due to net purchases of short-term investments of $1,884,000 in fiscal 1997, compared to $25,872,000 in fiscal 1996.

Net cash provided by financing activities totaled $1,785,000 and $3,595,000 in fiscal 1997 and 1996, respectively, and consisted of proceeds from stock option exercises and purchases of stock under the Company's stock purchase plan, partially offset by principal payments on long-term debt and capital lease obligations.

The Company has a $5,000,000 unsecured revolving credit facility with a bank which expires in September 1998. The terms of the credit facility require the Company to comply with certain restrictive financial covenants. Borrowings under this facility bear interest at the bank's prime rate. At January 3, 1998, available borrowings were reduced by outstanding letters of credit of $838,000 which expire at various dates in 1998. The Company had no borrowings outstanding under this line at January 3, 1998. The Company also has a foreign credit facility of approximately $2,625,000 of which approximately $2,523,000 was available at January 3, 1998. Available borrowings under this facility are decreased by the value of the outstanding debt payable to the European Coal and Steel Community Fund and guarantees on certain foreign currency transactions. The terms of the foreign credit facility require the Company to comply with certain restrictive financial covenants. There were no borrowings outstanding under this foreign credit facility at January 3, 1998.

The Company enters into forward exchange contracts to hedge against certain foreign currency transactions for periods consistent with the terms of the underlying transactions. The forward exchange contracts have maturities that do not exceed one year. At January 3, 1998, the company had outstanding foreign exchange contracts to purchase $2,490,000 and to sell $638,000 in various foreign currencies which matured and settled on January 21, 1998.

The Company believes that its existing cash and short-term investment balances, together with borrowings available under the Company's bank credit facilities,are sufficient to meet the Company's cash requirements for at least the next twelve months.

RECENTLY ENACTED ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." In October 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 97-2, "Software Revenue Recognition". The Company does not expect that these statements, which the Company will implement in fiscal 1998 as required, will have a material effect on the Company's financial statements.

FACTORS THAT MAY AFFECT FUTURE RESULTS

Certain information contained herein, and information provided by the Company or statements made by its employees may, from time to time, contain "forward-looking" information which involve risks and uncertainties. Any statements contained in the Management's Discussion and Analysis of Financial Condition and Results of Operations and elsewhere herein that are not historical facts may be "forward-looking" statements. Certain information contained herein concerning the Company's anticipated plans and strategies for its business, available cash and cash equivalents and sources of financing, expenditures, ability to achieve Year 2000 compliance, effects of the new agreement with Nortel and completion of the Isolation Acquisition consists of forward-looking statements. Without limiting the foregoing, the words, "believes," "expects," "anticipates," "plans," and similar expressions are intended to identify forward-looking statements. The Company's actual future results may differ significantly from those stated in any forward-looking statements. Factors that may cause such differences include, but are not limited to, the factors discussed below.

The Company's quarterly operating results may vary significantly from quarter to quarter depending on factors such as the timing of significant orders and shipments of its products, changes and delays in product development, new product introductions by the Company and its competitors, the mix of distribution channels through which the Company's products are sold and seasonal customer buying patterns. There can be no assurance that the Company will be able to achieve future revenue growth and profitability on a quarterly or annual basis. Revenues can be difficult to forecast due to the fact that the Company's sales cycle varies substantially depending upon market, distribution mechanism and end user customer. The Company's expense levels are based, in part, on its expectations as to future revenues.
If revenue levels are below expectations, operating results may be adversely affected. In addition, the Company's distribution partners typically stock significant levels of inventory, and the Company's revenues may fluctuate based on the level of partner inventories in any particular quarter.

The Company has been party to a strategic relationship with Nortel since 1995 which has evolved over time. Under the terms of a new agreement with Nortel signed on February 27, 1998, Nortel will purchase minimum quarterly amounts of the Company's products within a minimum aggregate amount that will be $40,000,000 or $55,000,000, depending upon the occurrence of certain contract conditions. There can be no assurance that Nortel will purchase in excess of the minimum amount or that the Company will be able to fulfill such orders from Nortel and thus recognize the revenue associated with such orders, in a linear fashion over the contract term. Non-linear order patterns from Nortel could cause material fluctuations in the Company's quarterly financial results. In addition, the Company will receive professional services revenue during the first two quarters of fiscal 1998 related to the development of carrier class remote access technology. There is no obligation on the part of Nortel to contract for additional such development or for the Company to provide such services beyond the second quarter of fiscal 1998. Revenues from Nortel accounted for 16% and 14% of revenues in fiscal 1997 and 1996, respectively.

The Company's LanRover and LanRover Access Switch products are experiencing increased market competition which has caused the Company to take pricing actions and may require the Company to take future pricing actions. The Company provides most of its distribution partners with product return rights for stock balancing or product evaluation and price protection rights. Stock balancing rights permit a return of products to the Company for credit against future product purchases, within specified limits. Product evaluation rights permit end-users to return products to the Company through the distribution partner from whom such products were purchased, within 30 days of purchase if such end-user is not fully satisfied. Price protection rights require the Company to grant retroactive price adjustments for inventories of the Company's products held by distribution partners if the Company lowers its prices for such products. These price protection provisions have adversely affected and may continue to adversely affect revenues and profitability in the future. There can be no assurance that the Company will not experience significant returns or price protection adjustments in the future or that the Company's reserves will be adequate to cover such returns and price reductions.

The Company increasingly relies on sales of the LanRover Access Switch to achieve its revenue and profitability objectives. Sales of other communications products and other remote access products, including the LanRover product, decreased in fiscal 1997, due in part to increased competition. There can be no assurance that the Company will be successful in modifying current product offerings to increase sales of its products.

The Company depends on third party distributors and value-added resellers for a significant portion of the Company's revenues. The loss of certain of these distributors and resellers could have a material adverse impact on the Company's results of operations. Moreover, many of these distributors and resellers also act as resellers of competitive products. Therefore, there is risk that these distributors and resellers may focus their efforts on marketing products other than those sold by the Company. This may require the Company to offer various incentives to such distributors and resellers, which may adversely impact the Company's results of operations.

The market for the Company's products is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. The Company's future success will depend on its ability to enhance its existing products and to introduce new products and services to meet and adapt to changing customer requirements and emerging technologies, such as 56K, virtual private networking ("VPN") and other technologies. The introduction of new products requires the Company to manage the transition from its older product offerings in order to mimize the impact on customer ordering patterns, avoid excessive levels of obsolete inventories and to ensure that adequate supplies of new products are available to meet customer demand.

The Company's success in accomplishing development objectives depends in large part upon its ability to attract and retain highly skilled technical personnel including, in particular, management personnel in the areas of research and development and technical support. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining the personnel it requires to accomplish its objectives. Delays in new product development or the failure of new products to achieve market acceptance, could have a material adverse effect on the Company's operating results. In addition, there can be no assurance that the Company will be successful in identifying, developing, manufacturing or marketing new product or service offerings or enhancing its existing offerings.

The Company operates in a highly competitive market that is characterized by an increasing number of well-funded competitors from diverse industry sectors, including but not limited to suppliers of software, modems, terminal servers, routers, hubs, data communications products and companies offering remote access solutions based on emerging technologies, such as switched digital telephone services, remote access service offerings by telephony providers via telephone networks and other providers through public networks such as the Internet. Increased competition could result in price reductions and loss of market share which would adversely affect the Company's revenues and profitability. There can be no assurance that the Company will be able to continue to compete successfully with new or existing competitors.

The Company does business worldwide, both directly and via sales to United States-based original equipment manufacturers, who sell such products internationally. The Company expects that international revenues will continue to account for a significant portion of its total revenues. Although most of the Company's sales are denominated in US Dollars, exchange rate fluctuations could cause the Company's products to become relatively more expensive to customers in a particular country, causing a decline in revenues and profitablility in that country. In addition, international sales, particularly in Europe, are typically adversely affected in the third quarter due to a reduction in business activities during the summer months. Furthermore, global and/or regional economic factors and potential changes in laws and regulations affecting the Company's business, including without limitation, communications regulatory standards, safety and emissions control standards, difficulty in staffing and managing foreign operations, longer payment cycles and difficulty in collecting foreign receivables, currency exchange rate fluctuations, changes in monetary and tax policies, tariffs, difficulties in enforcement of intellectual property rights and political uncertainties, could have an adverse impact on the Company's financial condition or future results of operations.

The market price of the Company's securities could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by analysts, and market conditions in the industry, as well as general economic conditions and other factors external to the Company.

The Company is exposed to potential credit risks as a result of accounts receivable from distributors, resellers, OEM and direct customers, with respect to which the Company does not generally require collateral. At January 3, 1998 and December 28, 1996, one customer accounted for 31% and 19% of the accounts receivable balance, respectively.

The Company is currently dependent on three subcontractors for the manufacture of significant portions of its products. Although the Company believes that there are a limited number of other qualified subcontract manufacturers for its products, a change in subcontractors could result in delays or reductions in product shipments. In addition, certain components of the Company's products are only available from a limited number of suppliers. The inability to obtain sufficient key components as required could also result in delays or reductions in product shipments. Such delays or reductions could have an adverse effect on the Company's results of operations.

Other factors that may affect future results include the accuracy of the Company's internal estimates of revenues and operating expense levels, the outcome of the litigation discussed below under "Legal Proceedings," the Company's ability to complete all necessary Year 2000 upgrades in a timely and cost-effective manner, the realization of the intended benefits of the Isolation Acquisition and the ability of the Company to integrate the acquired business into the Company's existing operations, and material changes in the level of customer-funded research and development activities.

Because of the foregoing factors, the Company believes that period-to-period comparisons of its financial results are not necessarily meaningful and expects that its results of operations may fluctuate from period to period in the future.

                           SHIVA CORPORATION
                       Consolidated Balance Sheet
               (In thousands, except share-related data)
                                      January 3,   December 28,
                                         1998          1996
                                      -------------------------
Assets
Current assets:
  Cash and cash equivalents            $  58,915    $  72,067
  Short-term investments                  36,868       35,035
  Accounts receivable, net of
   allowances of $8,037 at
   January 3, 1998 and $10,347
   at December 28, 1996                   23,169       39,904
Inventories                               14,058       17,958
Deferred income taxes                      8,683        4,420
Prepaid expenses and other
  current assets                           2,369        1,602
                                           -----        -----
        Total current assets             144,062      170,986
                                         -------      -------
Property, plant and equipment             26,093       23,855
Deferred income taxes                      8,840        1,372
Other assets                               3,251        1,837
                                           -----        -----
     Total assets                       $182,246     $198,050
                                        ========     ========

Liabilities and stockholders' equity
Current liabilities:
  Current portion of long-term debt
   and capital lease obligations        $    118     $    367
  Accounts payable                         9,258       17,130
  Accrued expenses                        22,304       19,619
  Deferred revenue                         4,068        3,406
                                           -----        -----
    Total current liabilities             35,748       40,522
                                          ------       ------
Long-term debt and capital lease
  obligations                                --           122
Deferred income taxes                        554          572
                                             ---          ---
    Total liabilities                   $ 36,302     $ 41,216
                                        --------     --------
Commitments and contingencies
 (Notes 13 and 14)

Stockholders' equity:
  Preferred stock, $.01 par value;
   1,000,000 shares authorized,
   none issued                                --           --
  Common stock, $.01 par value;
   100,000,000 shares authorized,
   29,605,848 and  28,891,216 shares
   issued and outstanding at
   January 3, 1998 and December 28,
   1996, respectively                        296          289
  Additional paid-in capital             153,036      149,564
  Unrealized gain on investments             110          175
  Cumulative translation adjustment         (308)         349
  Retained earnings (accumulated deficit) (7,190)       6,457
                                          -------       -----
    Total stockholders' equity           145,944      156,834
                                         -------      -------
    Total liabilities and stockholders'
     equity                             $182,246     $198,050
                                        ========     ========

      The accompanying notes are an integral part of the consolidated financial statements.

                         Shiva Corporation
               Consolidated Statement of Operations
               (In thousands, except per share data)
                                      Year Ended
                        ----------------------------------------
                        January 3,   December 28,   December 30,
                           1998         1996           1995
                        ----------------------------------------
                      (Fiscal 1997)  (Fiscal 1996)  (Fiscal 1995)
Product and other
 revenues              $126,757       $197,615       $118,581
Royalty revenues         17,572          2,504             --
                         ------          -----             --
Total revenues          144,329        200,119        118,581
Cost of revenues         71,416         83,177         49,186
                         ------         ------         ------
Gross profit             72,913        116,942         69,395
                         ------        -------         ------
Operating expenses:
  Research and dev-
   elopment              25,545         23,186         14,787
  Selling, general and
   administrative        72,903         69,087         44,662
  Merger expenses            --          1,987         13,986
                             --          -----         ------
  Total operating
   expenses              98,448         94,260         73,435
                         ------         ------         ------
Income (loss) from
  operations            (25,535)        22,682         (4,040)
                        --------        ------         -------
Interest income           4,003          4,139          2,279
Interest and other
  expense                  (481)          (795)          (705)
                           -----          -----          -----
Income (loss) before
  income taxes          (22,013)        26,026         (2,466)
Income tax provision
  (benefit)              (8,366)         9,185          2,386
                         -------         -----          -----
Net income (loss)      $(13,647)      $ 16,841       $ (4,852)
                       =========      ========       =========
Net income (loss) per
  share - basic        $(  0.47)      $   0.59       $  (0.19)
                       =========      ========       =========
Net income (loss) per
  share - diluted      $(  0.47)      $   0.54       $  (0.19)
                       =========      ========       =========
Shares used in comput-
  ing net income (loss)
  per share - basic      29,266         28,425         25,080
                         ======         ======         ======
Shares used in comput-
 ing net income (loss)
 per share - diluted     29,266         31,459         25,080
                         ======         ======         ======

          The accompanying notes are an integral part of the consolidated financial statements.

                         Shiva Corporation
      Consolidated Statement of Changes in Stockholders' Equity
             (In thousands, except share-related data)
                                 Common Stock
                             --------------------    Additional
                             Number of       Par       paid-in
                              shares        Value      capital
                             ----------------------------------
Balance at December 31, 1994  24,478,087     245          49,275
Exercise of stock options      1,117,557      11           1,736
Issuance of common stock in
 settlement of dividend
 payable                          20,014      --             406
Issuance of common stock in
 settlement of phantom stock
 plan                             31,462       1           2,283
Issuance of common stock under
 employee stock purchase plan     21,582      --             314
Secondary public offering, net
 of  stock issuance costs of
 $583                          2,291,878      23          76,115
Tax benefit related to stock
 options                              --      --           3,328
Unrealized gain on investments        --      --              --
Currency translation adjustments      --      --              --
Net loss                              --      --              --
Elimination of Spider net
 income for the three-month
 period ended March 31, 1995          --      --              --
                              ----------------------------------
Balance at December 30, 1995  27,960,580     280         133,457
Exercise of stock options        899,048       9           3,516
Issuance of common stock
 under employee stock
 purchase plan                    31,588      --             772
Tax benefit related to
 stock options                        --      --          11,819
Unrealized gain on investments        --      --              --
Currency translation adjustments      --      --              --
Net income                            --      --              --
                              ----------------------------------
Balance at December 28, 1996  28,891,216     289         149,564
Exercise of stock options        628,838       6           1,254
Issuance of common stock
 under employee stock
 purchase plan                    85,794       1             881
Tax benefit related to
 stock options                        --      --           1,337
Unrealized loss on investments        --      --              --
Currency translation adjustments      --      --              --
Net loss                              --      --              --
                              -----------------------------------
Balance at January 3, 1998   29,605,848     $296        $153,036
                             ===================================

          The accompanying notes are an integral part of the consolidated financial statements.



                        Shiva Corporation
      Consolidated Statement of Changes in Stockholders' Equity
             (In thousands, except share-related data)
                           Unrealized    Cumulative   Unearned
                          gain(loss) on   translation   ESOP
                          investments    adjustment  compensation
                          ---------------------------------------
Balance at December 31, 1994         --     (468)        (305)
Exercise of stock options            --       --           --
Issuance of common stock in
 settlement of dividend
 payable                             --       --           --
Issuance of common stock in
 settlement of phantom stock
 plan                                --       --          305
Issuance of common stock under
 employee stock purchase plan        --       --           --
Secondary public offering, net
 of  stock issuance costs of
 $583                                --       --           --
Tax benefit related to stock
 options                             --       --           --
Unrealized gain on investments      137       --           --
Currency translation adjustments     --     (118)          --
Net loss                             --       --           --
Elimination of Spider net
 income for the three-month
 period ended March 31, 1995         --       --           --
                              -------------------------------
Balance at December 30, 1995        137     (586)          --
Exercise of stock options            --       --           --
Issuance of common stock
 under employee stock
 purchase plan                        --      --           --
Tax benefit related to
 stock options                        --      --           --
Unrealized gain on investments        38      --           --
Currency translation adjustments      --     935           --
Net income                            --      --           --
                                -----------------------------
Balance at December 28, 1996         175     349           --
Exercise of stock options             --      --           --
Issuance of common stock
 under employee stock
 purchase plan                       --       --           --
Tax benefit related to
 stock options                       --       --           --
Unrealized loss on investments      (65)      --           --
Currency translation adjustments     --     (657)          --
Net loss                             --       --           --
                                -----------------------------
Balance at January 3, 1998         $110    $(308)         $--
                                =============================

          The accompanying notes are an integral part of the consolidated financial statements.

                        Shiva Corporation
      Consolidated Statement of Changes in Stockholders' Equity
             (In thousands, except share-related data)
                                  Retained earnings
                                                         Total
                                     (accumulated   stockholders'
                                        deficit)        equity
                             ------------------------------------
Balance at December 31, 1994          (4,633)            44,114
Exercise of stock options                 --              1,737
Issuance of common stock in
 settlement of dividend
 payable                                  --                406
Issuance of common stock in
 settlement of phantom stock
 plan                                     --              2,589
Issuance of common stock under
 employee stock purchase plan             --                314
Secondary public offering, net
 of  stock issuance costs of
 $583                                     --             76,138
Tax benefit related to stock
 options                                  --              3,328
Unrealized gain on investments            --                137
Currency translation adjustments          --               (118)
Net loss                              (4,852)            (4,852)
Elimination of Spider net
 income for the three-month
 period ended March 31, 1995            (899)              (899)
                              ----------------------------------
Balance at December 30, 1995         (10,384)           122,904
Exercise of stock options                 --              3,525
Issuance of common stock
 under employee stock
 purchase plan                            --                772
Tax benefit related to
 stock options                            --             11,819
Unrealized gain on investments            --                 38
Currency translation adjustments          --                935
Net income                            16,841             16,841
                              ----------------------------------
Balance at December 28, 1996           6,457            156,834
Exercise of stock options                 --              1,260
Issuance of common stock
 under employee stock
 purchase plan                            --                882
Tax benefit related to
 stock options                            --              1,337
Unrealized loss on investments            --                (65)
Currency translation adjustments          --               (657)
Net loss                             (13,647)           (13,647)
                             -----------------------------------
Balance at January 3, 1998          $ (7,190)          $145,944
                             ===================================

          The accompanying notes are an integral part of the consolidated financial statements.

                          Shiva Corporation
                Consolidated Statement of Cash Flows
                                          Year Ended
                          ------------------------------------------
Increase (decrease) in       January 3,  December 28,  December 30,
cash and cash equivalents      1998         1996          1995
(In thousands)            ------------------------------------------
                          (Fiscal 1997) (Fiscal 1996) (Fiscal 1995)
Cash  flows from
 operating activities
Net income (loss)           $(13,647)      $16,841       $(4,852)
Adjustments to reconcile
 net income (loss) to net
 cash provided by
 operating activities:
  Merger expenses                 --            --         3,766
  Depreciation and
   amortization               10,363         6,968         3,756
  Deferred income taxes      (10,991)           (2)         (811)
Changes in assets and
 liabilities:
  Accounts receivable         16,121       (15,675)       (7,906)
  Inventories                  3,726        (9,804)       (2,023)
  Prepaid expenses and
   other current assets         (742)          391           (67)
  Accounts payable            (7,645)        7,585           122
  Accrued compensation
   and benefits                  (80)          360         2,444
  Accrued expenses             3,678        13,434         6,548
  Deferred revenue               679          (134)        1,846
  Other long-term
   liabilities                   (17)         (412)          (24)
                             ------------------------------------
Net cash provided by
 operating activities          1,445        19,552         2,799
                             ------------------------------------
Cash flows from investing
 activities
  Purchase of property,
   plant and equipment       (11,295)      (16,089)       (7,031)
  Capitalized software
   development costs            (829)       (1,183)         (827)
  Purchases of short-term
   investments               (50,177)      (34,136)      (11,188)
  Proceeds from maturities
   of short-term
   investments                48,293         8,264         2,200
  Change in other assets      (2,377)         (373)         (147)
                             ------------------------------------
   Net cash used by
    investing activities      (16,385)      (43,517)      (16,993)
                             ------------------------------------
Cash flows from financing
 activities
  Net repayments under
   short-term debt                --            --        (1,885)
  Principal payments on
   long-term debt and
   capital lease obliga-
   tions                       (357)          (702)       (4,075)
  Proceeds from issuance of
   common stock, net             --             --        76,138
  Proceeds from exercise of
   stock options  and
   employee stock purchase
   plan                       2,142          4,297         2,054
  Dividends paid              --             --              (58)
                             ------------------------------------
  Net cash provided by
   financing activities       1,785          3,595        72,174
                             ------------------------------------
Effects of exchange rate
 changes on cash and cash
 equivalents                      3           (766)          153
                             ------------------------------------
Net increase (decrease)
 in  cash and cash
 equivalents                 (13,152)      (21,136)       58,133
Cash and cash equivalents,
 beginning of period          72,067        93,203        36,068
Elimination of Spider net
 cash activity for the
 three months ended March
 31, 1995                        --             --          (998)
                             ------------------------------------
Cash and cash equivalents,
 end of period               $58,915        $72,067       $93,203
                             ====================================
Supplemental disclosure
 of cash flow information
Interest paid                $   236        $   195       $   748
Income taxes paid            $ 2,430        $   471       $   143
Supplemental disclosure
 of noncash financing
 activities
Issuance of common stock
 in settlement of dividend
 payable                     $   --         $    --       $   406


      The accompanying notes are an integral part of the consolidated financial statements.

                          SHIVA CORPORATION
                 Notes to Consolidated Financial Statements

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

Shiva Corporation (the "Company") is a leading global provider of remote access solutions for business. The Company's products connect employees, customers and business partners to networks with industry-leading remote access solutions. The Company was founded in 1985, and is based in Bedford, Massachusetts, with offices worldwide. The Company markets its products worldwide primarily through distributors, systems integrators, resellers and original equipment manufacturers.

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

CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company invests its excess cash in U.S. Treasury securities, municipal securities, corporate debt securities, money market funds of major financial institutions, high-grade commercial paper and time deposits that are subject to minimal credit and market risk.

All of the Company's cash equivalents and short-term investments are recorded at fair value and classified as available-for-sale in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company's investments at January 3, 1998 and December 28, 1996 include unrealized gains of $110,000 and $175,000, respectively, recorded as a separate component of stockholders' equity. The Company's short-term investments at January 3, 1998 have various maturity dates through 1999. Realized gains or losses on the sale of securities are calculated using the specific identification method. Realized gains or losses in fiscal 1997 and 1996 were not significant.

CONCENTRATION OF CREDIT RISK

Financial instruments which potentially expose the Company to concentrations of credit risk include accounts receivable which are primarily due from distributors, resellers and OEM customers
throughout the world.   The Company performs ongoing evaluations
of customers' financial condition and, generally, does not
require collateral.   In addition, the Company maintains reserves
for potential credit losses, and such losses, in the aggregate, have not exceeded management expectations. At January 3, 1998 and December 28, 1996, one customer accounted for 31% and 19% of the accounts receivable balance, respectively.

FINANCIAL INSTRUMENTS

The carrying amounts of the Company's financial instruments, which include cash, cash equivalents and short-term investments, accounts receivable, other assets, accounts payable, long-term debt and capital lease obligations, approximate their fair value at January 3, 1998 and December 28, 1996.

FORWARD FOREIGN EXCHANGE CONTRACTS

The Company enters into forward foreign exchange contracts as a hedge against exposure to fluctuations in exchange rates associated with certain transactions denominated in foreign currencies, including intercompany and trade accounts receivable and payable, and does not use them for trading purposes. The contracts are marked to market with gains and losses, not material in amount, recognized currently in interest and other expense in the accompanying financial statements and generally offset exchange gains or losses on the related transactions. Cash flows from the contracts are classified as cash flows from operating activities. Exposure to credit risk for these contracts is minimal since the counterparties are major financial institutions, and is generally limited to the unrealized gains on such contracts should any counterparties fail to perform as contracted. Exposure to market risk is limited to movements in currency rates. At January 3, 1998, the Company had outstanding forward exchange contracts to purchase $2,490,000 and to sell $638,000 in various foreign currencies which matured and settled on January 21, 1998. The fair value of outstanding forward exchange contracts approximates the original value due to the relatively short terms, generally less than three months.

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

The Company is currently dependent on three subcontractors for the manufacture of significant portions of its products. Although the Company believes that there are a limited number of other qualified subcontract manufacturers for its products, a change in subcontractors could result in delays or reductions in product shipments. In addition, certain components of the Company's products are only available from a limited number of suppliers. The inability to obtain sufficient key components as required could also result in delays or reductions in product shipments. Such delays or reductions could have an adverse effect on the Company's results of operations.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets. Equipment held under capital leases is stated at the lower of the fair market value of the equipment or the present value of the minimum lease payments at the inception of the leases and is amortized on a straight-line basis over the shorter of the lives of the related assets or the term of the leases. Maintenance and repair costs are expensed as incurred. Upon sale or retirement of property, plant and equipment, the applicable cost of the disposed asset and the related accumulated depreciation are eliminated. Any resulting gains or losses are reflected in results of operations.

RESEARCH AND DEVELOPMENT AND CAPITALIZED SOFTWARE DEVELOPMENT
COSTS

Research and development costs, other than certain software development costs, are charged to expense as incurred. Software development costs incurred subsequent to the establishment of technological feasibility, and prior to general release of the product to the public, are capitalized and amortized to cost of revenues on a straight-line basis over the estimated useful lives of the related products, generally eighteen to thirty-six months. It is reasonably possible that the remaining estimated useful lives of the related products could be reduced in the future due to competitive pressures. Unamortized software development costs of $761,000 and $1,134,000 are included in other assets at January 3, 1998 and December 28, 1996, respectively.
Amortization expense was $1,206,000, $777,000 and $370,000 in fiscal 1997, 1996 and 1995, respectively.

The Company receives fees under product development contracts with certain customers. Product development fees are recorded as a reduction of research and development costs as work is performed pursuant to the related contracts and defined milestones are attained. Losses, if any, are provided for at the time that management determines that development costs will
exceed related fees.   Payments received under product
development contracts prior to the completion of the related work and attainment of milestones are recorded as deferred liabilities. In fiscal 1997, 1996 and 1995 the Company recorded product development fees related to customer-specific projects of $1,464,000, $1,718,000 and $955,000, respectively, and incurred development costs of  $1,056,000, $922,000 and $1,135,000,
respectively, under such contracts. In addition, in fiscal 1997 the Company recorded product development fees of $5,200,000 from Nortel to fund certain costs associated with the development of products and product features specific to the carrier and service provider markets. Nortel agreed to fund up to $5,200,000 of costs in fiscal 1997 related to the development of such products, provided that the Company incurred a minimum of $10,400,000 of carrier-related development costs. The Company incurred costs in excess of these levels on carrier related development in fiscal 1997.

ADVERTISING COSTS

Advertising costs, other than certain direct-response advertising costs, are charged to expense as incurred. The Company has not incurred significant costs associated with direct-response advertising in fiscal 1997, 1996, and 1995, and there were no capitalized advertising costs at January 3, 1998 or December 28, 1996. Advertising costs were $5,268,000, $3,177,000, and
$3,042,000 in fiscal 1997, 1996 and 1995, respectively.

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

STOCK-BASED COMPENSATION

The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees. In January 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." (See Note 10).

FOREIGN CURRENCY TRANSLATION

Financial statements of international subsidiaries, where the local currency is the functional currency, are translated using period-end exchange rates for assets and liabilities and at
average rates during the period for results of operations.   The
resulting foreign currency translation adjustments are included
as a separate component of stockholders' equity.   For
international subsidiaries where the functional currency is other than the local currency, monetary assets and liabilities are translated using period-end exchange rates, nonmonetary assets and liabilities are translated at historical rates and results of operations are translated at average rates for the period. The resulting foreign currency translation adjustments are included in interest and other expense in the accompanying financial statements. Gains or losses resulting from foreign currency translation were not significant in fiscal 1997, 1996 and 1995.

NET INCOME (LOSS) PER SHARE

The Company has adopted Statement of Financial Accounting
Standards (SFAS) No. 128. This Statement requires the presentation of basic and diluted earnings per share. Basic earnings per common share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of stock options. Dilutive common equivalent shares are excluded from the computation of diluted earnings per share during periods of net loss because their effect would be anti-dilutive. The Company has restated all prior period per share data presented as required by SFAS No. 128
(See Note 16).

RECLASSIFICATIONS

Certain reclassifications have been made to amounts in the financial statements of fiscal 1996 and 1995 in order to conform to the current year presentation.


2.  BUSINESS COMBINATIONS

In June 1996, the Company issued 691,587 shares of common stock in exchange for all outstanding shares of AirSoft (the "Airsoft Acquisition"), a developer of performance enhancement software products, in a business combination accounted for as a pooling of interests. The consolidated financial statements for all periods presented have been retroactively combined to reflect the AirSoft Acquisition. No adjustments to conform accounting methods were required; however, certain amounts have been reclassified with regard to the presentation of the financial information of the companies.

Merger related expenses of $1,987,000 were expensed upon consummation of the AirSoft Acquisition in the quarter ended June
29, 1996. Merger-related expenses include $1,675,000 of transaction costs for financial advisor, legal, regulatory and accounting fees and other related expenses, and $312,000 of employee severance payments and other costs.

In August 1995, the Company issued approximately 3,923,606 shares of common stock in exchange for all outstanding shares of Spider
(the "Spider Acquisition"), a digital internetworking company based in Edinburgh, UK, in a business combination accounted for as a pooling of interests. The consolidated financial statements for all periods presented have been retroactively combined to reflect the Spider Acquisition.

Spider's fiscal year end of March 31 was changed to conform to the Company's fiscal year end. Spider's results of operations for the year ended March 31, 1995 have been combined with the Company's results of operations for the year ended December 31, 1994. The results of operations for fiscal 1995 are for the twelve months ended December 30, 1995, for both Shiva and Spider. Spider's unaudited results of operations for the three months ended March 31, 1995 (including revenues, operating income, and net income of $12,592,000, $1,350,000 and $899,000 respectively)
have been included in the combined results of operations for both fiscal 1994 and 1995. Therefore, Spider's net income for the three month period ended March 31, 1995 has been eliminated from stockholders' equity.

Merger related expenses of $13,986,000 were expensed upon consummation of the Spider Acquisition in the quarter ended September 30, 1995. Merger-related expenses include $6,275,000 of transaction costs for financial advisor, legal, regulatory, and accounting fees and other related expenses, $1,482,000 of employee severance payments, $2,644,000 of phantom stock compensation and $3,585,000 of integration costs, including elimination of duplicative assets, employee relocation and travel, and marketing costs related to the introduction of the combined entity.


3.  CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

Cash, cash equivalents and short-term investments consist of the following:
(In thousands)

                             Amortized  Unrealized      Fair
January 3, 1998                Cost     Gain/(Loss)  Market Value
                               ----     -----------  ------------
Cash and cash equivalents:
  Municipal securities       $ 23,435     $  --       $ 23,435
  Commercial paper             20,583        (9)        20,574
  Certificates of deposit       2,010        --          2,010
  Corporate debt securities     2,510        91          2,601
  Money market funds            2,459        --          2,459
  Cash held in banks            7,836        --          7,836
                                -----        --          -----
    Total cash and cash
    equivalents                58,833        82         58,915
                               ------        --         ------
Short-term investments:
  Municipal securities         12,543        17         12,560
  Corporate debt securities     9,107        15          9,122
  Certificates of deposit       7,077        --          7,077
  Treasury securities           8,113        (4)         8,109
                                -----        ---         -----
    Total short-term
    investments                36,840        28         36,868
                               ------        --         ------
    Total cash, cash
    equivalents and
    short-term investments    $95,673      $110        $95,783
                              =======      ====        =======

                              Amortized  Unrealized      Fair
December 28, 1996               Cost     Gain/(Loss)  Market Value
                                ----     -----------  ------------
Cash and cash equivalents:
  Municipal securities       $ 48,204     $  16        $48,220
  Money market funds            6,921        --          6,921
  Cash held in banks           16,926        --         16,926
                               ------        --         ------
    Total cash and cash
    equivalents                72,051        16         72,067
                               ------        --         ------
Short-term investments:
  Municipal securities         34,876       159         35,035
                               ------       ---         ------
    Total cash, cash
    equivalents and
    short-term investments   $106,927      $175       $107,102
                             ========      ====       ========

4.  INVENTORIES

Inventories consist of the following:


(In thousands)                January 3,      December 28,
                                1998             1996
                                ----             ----
Raw materials                 $ 7,199          $ 6,218
Work-in-process                    57            1,506
Finished goods                  6,802           10,234
                              -------           ------
                              $14,058          $17,958
                              =======          =======

In the first quarter of fiscal 1997, the Company recorded a writedown of excess and obsolete inventory of $6,463,00. In the fourth quarter of fiscal 1997, the Company recorded an additional writedown for excess and obsolete inventory of $2,605.000. The fourth quarter writedown resulted in a decrease in net income of $1,615,000, or $0.05 per share. Both writedowns are included in cost of revenues in the accompanying consolidated statement of operations and resulted in a decrease in net income of $5,622,000, or $0.19 per share, in fiscal 1997.

5.  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

                       Useful life    January 3,   December 28,
                       (in years)       1998          1996
                                   -----------------------------
(In thousands)
Land                                 $   328      $   339
Buildings                  50          4,210        4,301
Furniture and fixtures      5          4,110        3,589
Machinery and equipment   3 - 5       34,639       25,288
Leasehold improvements  Lease Term     3,341        2,461
                                       -----        -----
                                      46,628       35,978
Less - Accumulated
depreciation and amortization         20,535       12,123
                                      ------       ------
                                     $26,093      $23,855
                                      ======       ======

Machinery and equipment include equipment under capital leases of
$206,000 at January 3, 1998 and December 28, 1996.   Accumulated
amortization related to equipment under capital leases totals $195,000 and $153,000 at January 3, 1998, and December 28, 1996,
respectively. Amortization of equipment under capital leases is included in depreciation expense. In fiscal 1997 and fiscal 1996, the Company disposed of approximately $121,000 and $5,474,000 in property and equipment, respectively. The resulting loss on these disposals was not significant.

6.  ACCRUED EXPENSES


Accrued expenses consist of the following:
(In thousands)
                                        January 3,  December 28,
                                          1998         1996
                                      ---------------------------
Research and development                 $ 1,986      $1,171
Selling, general and
 administrative                           10,281       9,112
Compensation and benefits                  5,634       5,871
Income taxes                               2,241       1,802
Other                                      2,162       1,663
                                      ----------------------
                                         $22,304     $19,619
                                      ======================

7.  BORROWINGS

CREDIT ARRANGEMENTS

Under the terms of a credit agreement (the "Credit Agreement") with a U.S. bank, the Company has a $5,000,000 unsecured revolving credit facility (the "Revolver") which bears interest at the bank's prime rate (8.5% at January 3, 1998). At January 3, 1998, available borrowings were reduced by outstanding letters of credit of $838,000 related to certain office leases. These letters of credit expire at various dates through 1998. While the Company may repay all or a portion of the Revolver borrowings at any time, any outstanding principal must be repaid in full by September 1998. The terms of the Credit Agreement require the Company to comply with certain restrictive financial covenants. There were no borrowings outstanding under the Revolver at January 3, 1998 or December 28, 1996.

The Company also has a foreign credit facility secured by all assets of Shiva Europe Limited of approximately $2,625,000, of which $2,523,000 was available at January 3, 1998. Available borrowings under this facility are decreased by the value of the outstanding debt payable to the European Coal and Steel Community Fund and guarantees on certain foreign currency and other transactions. Borrowings under the foreign credit facility bear interest at the bank's prime rate plus 1.25% (8.5% at January 3, 1998). The terms of the foreign credit facility require the Company to comply with certain restrictive financial covenants. There were no borrowings outstanding under the foreign credit facility at January 3, 1998.

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

Long-term debt at January 3, 1998 consists of capital lease obligations of $16,000 and mortgage loans payable to the European Coal and Steel Community Fund ("ECSC") of $102,000 which are related to the Company's facility in Edinburgh, UK. The capital lease obligations, which are payable during fiscal 1998, bear interest at rates varying from 11.4% to 14.3% and are secured by the underlying equipment. The ECSC mortgage loans are payable in semi-annual installments of $97,000 plus accrued interest at 10%. The Company paid the outstanding balance of the mortgage loans in January 1998.

8.  INCOME TAXES

The components of income (loss) before income taxes are as follows:
(In thousands)

                                     Year Ended
                      ------------------------------------------
                       January 3,   December 28,   December 30,
                         1998          1996           1995
                      ------------------------------------------
                     (Fiscal 1997)  (Fiscal 1996)  (Fiscal 1995)
Domestic              ($30,823)        $22,906       $ 2,387
Foreign                  8,810           3,120         4,853)
                         -----           -----         -----
                      ($22,013)        $26,026       $(2,466)
                      =========        =======       ========

The components of the income tax provision (benefit) are as follows:


(In thousands)                      Year Ended
                      ------------------------------------------
                       January 3,   December 28,   December 30,
                         1998          1996           1995
                      ------------------------------------------
                     (Fiscal 1997)  (Fiscal 1996)  (Fiscal 1995)
Current:
  Federal              ($660)         $7,561         $3,401
  State                   --           1,013            186
  Foreign               1,948            613           (390)
                        -----            ---           -----
                        1,288          9,187           3,197
                        -----          -----           -----
Deferred:
  Federal              (8,791)        (1,244)           (333)
  State                  (811)           923             (75)
  Foreign                 (52)           319            (403)
                          ----           ---            -----
                       (9,654)            (2)           (811)
                       -------            ---           -----
                      ($8,366)         $9,185          $2,386
                      =======          ======          ======

The significant components of the net deferred tax asset
(liability) are as follows:

<CAPION>

                                 January 3,       December 28,
                                   1998              1996
(In thousands)                     ----              ----
Deferred tax assets:
  Reserves not currently
   deductible                     $7,480           $4,275
  Net operating loss
   carryforwards                   8,927            2,381
  Tax credit carryforwards         1,287              597
  Other                            1,059               58
                                   -----               --
     Gross deferred tax assets    18,753            7,311
                                  ------            -----
Deferred tax liabilities
  Capitalized software development
   costs                           (234)             (406)
  Depreciation                     (607)             (736)
  Other                             (85)              (91)
                                    ----              ----
    Gross deferred tax
     liabilities                   (926)           (1,233)
Deferred tax asset valuation
 allowance                         (858)             (858)
                                   -----             -----
                                $16,969            $5,220
                                =======            ======

The difference between the income tax provision and income taxes computed using the applicable U.S. statutory federal tax rate are as follows:

(In thousands)                        Year Ended
                        ----------------------------------------
                         January 3,  December 28,  December 30,
                           1998          1996           1995
                        -----------------------------------------
                       (Fiscal 1997) (Fiscal 1996) (Fiscal 1995)
Taxes computed at
 federal statutory rate   (35)%        35%           35%
State income taxes, net
 of federal tax benefit    (3)          5           (16)
Foreign income taxed at
 different rates           --          --            (2)
Research and development
 tax credits               --          --             3
Change in valuation
 allowance                 --          (6)           27
Non-deductible merger
 expenses                  --           3          (127)
Tax exempt interest        (2)         (3)           --
Other                       2           1           (17)
                            -           -           ----
Effective income tax rate (38)%        35%          (97)%
                          =====        ===          =====

At January 3, 1998, the Company had federal and state net operating loss carryforwards of approximately $23,756,000, which expire at various dates through 2013. The Company also had federal and state research and development tax credit carryforwards of $1,197,000, which expire at various dates through 2013. Ownership changes, as defined by the Internal Revenue Code, may limit the amount of net operating loss and tax credit carryforwards that can be utilized to offset future taxable income or tax liability.

In fiscal 1996, the deferred tax valuation allowance decreased by $5,673,000 due to the realization of deferred tax assets related to employee stock options and the change in the amount of AirSoft's net operating losses and tax credits expected to be utilized in the carryforward period. Of this amount, $3,976,000 related to employee stock options and was therefore recorded as a credit to stockholders' equity. The Company has recorded a valuation allowance for the tax benefit of certain net operating loss carryforwards with substantial limitations since realization of these future benefits is not sufficiently assured at January 3, 1998. The deferred tax asset recognized reflects the benefit of future deductible temporary differences and net operating loss and credit carryforwards expected to be realized. Realization of the asset is dependent on generating sufficient taxable income and, although not assured, management believes that it is more likely than not that the deferred tax asset will be realized.

9.STOCKHOLDERS' EQUITY

STOCKHOLDER RIGHTS PLAN

On September 20, 1995 the Company's Board of Directors adopted a Stockholder Rights Plan and pursuant thereto declared a dividend of one preferred stock purchase right for each outstanding share of common stock to stockholders of record at the close of business on October 13, 1995. Each right entitles holders of the Company's common stock to purchase one one-hundredth of a share (a "Unit") of a new series of junior participating preferred stock, $.01 par value per share, at an exercise price of $300.00 per unit, subject to adjustment. The rights are exercisable and become exercisable for common stock only under certain circumstances and in the event of particular events relating to a change in control of the Company. The rights may be redeemed by the Company under certain circumstances pursuant to the plan.
The rights expire on October 13, 2005, unless earlier redeemed or exchanged. The rights have certain antitakeover effects, in that they would cause substantial dilution to a person or group that attempts to acquire a significant interest in the Company on terms not approved by the Board of Directors.

COMMON STOCK

On November 30, 1995, the stockholders approved an increase in the authorized shares of common stock from 25,000,000 shares to 50,000,000 shares. On April 2, 1996, the Company's Board of Directors declared a two-for-one split of the Company's common stock which was effective on April 22, 1996. All shares and per share amounts included in the accompanying consolidated financial statements have been adjusted to give retroactive effect to this stock split for all periods presented. On May 15, 1996, the stockholders approved an increase in the authorized shares of common stock from 50,000,000 to 100,000,000 shares.

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company's stockholders.
Common stockholders are entitled to receive dividends, if any, as may be declared by the Board of Directors, subject to any preferential dividend rights of any preferred stockholders.

10.  STOCK PLANS

Stock Option Plans

The 1988 Stock Plan (the "1988 Plan") provides for the grant of incentive stock options, stock awards, and stock purchase rights for the purchase of up to an aggregate of 8,200,000 shares of the Company's common stock by officers, employees, consultants and directors of the Company. In May 1996, the stockholders approved an increase in the number of shares issuable under the 1988 Plan from 8,200,000 to 9,700,000 and extended the expiration date of the 1988 Plan from December 31, 1997 to December 31, 2000.

In March 1997, the Compensation Committee of the Board of Directors approved a stock option repricing program pursuant to which all employees of the Company (excluding executive officers) could elect to exchange their outstanding options for new options granted under the 1988 Plan. The Company repriced the options because the exercise prices of such options were significantly higher than the fair market value of the Company's common stock, and therefore did not provide the desired incentive to employees. Options to purchase 2,194,276 shares of common stock, with an average exercise price per share of $38.08, were surrendered and repriced at an exercise price of $15.13 per share, which represented a 10% premium over the closing price of the Company's common stock on March 7, 1997. The number of repriced options is therefore included in the number of options granted and canceled during fiscal 1997 in the table below. The repriced options were not exercisable until September 5, 1997. All other terms and conditions of the options remained unchanged.

In May 1997, the stockholders approved the 1997 Stock Incentive Plan (the "1997 Incentive Plan") which expires on January 24, 2007. The 1997 Incentive Plan provides for the grant of up to an aggregate of 1,400,000 options to purchase the Company's common stock by all officers, employees, consultants and directors of the Company. In October 1997, the Board of Directors approved the 1997 Employee Stock Plan (the "1997 Employee Plan") which expires on October 3, 2007. The 1997 Employee Plan provides for the grant of stock options for the purchase of up to an aggregate of 1,000,000 shares of the Company's common stock by all employees of the Company, except those employees who are also officers or directors of the Company.

The Compensation Committee of the Board of Directors is responsible for administration of all of the Company's stock plans. The Compensation Committee determines the term of each option, the option exercise price, the number of shares for which each option is granted and the rate at which each option is exercisable. Options generally vest ratably over four years.
The Company may not grant an employee incentive stock options with a fair value in excess of $100,000 that are first exercisable during any one calendar year.

Under the Company's stock plans, incentive stock options may be granted at an exercise price per share of not less than the fair value per common share on the date of the grant (not less than 110% of the fair value in the case of holders of more than 10% of the Company's voting stock). Nonqualified stock options may be granted to an eligible officer, employee, consultant, or director at an exercise price per share of not less than either the book value per common share or 50% of the fair value per common share on the date of grant.

Options granted under the Company's stock plans generally expire ten years from the date of the grant (five years for incentive stock options granted to holders of more than 10% of the Company's voting stock). The Compensation Committee, at the request of any optionee, may convert incentive stock options that have not been exercised at the date of conversion into nonqualified stock options.

In connection with the AirSoft acquisition, the Company assumed 119,076 options in June 1996. These assumed options were granted at prices equal to the fair market value at the date of grant, become exercisable in installments (generally ratably over four years) and expire ten years from the date of grant. The Company does not intend to issue any additional options under the AirSoft stock option plan.

On October 21, 1994, the stockholders approved the 1994 Director Stock Option Plan (the "1994 Director Option Plan") under which options to purchase up to an aggregate of 550,000 shares of the Company's common stock may be granted to nonemployee directors at an exercise price per share equal to the fair value per common share on the date of grant. Under the 1994 Director Option Plan, each nonemployee director was granted an option to purchase 33,000 common shares (the "initial shares") on July 17, 1995, and an option to purchase an additional 7,000 common shares on the third Monday in July of each year thereafter, through December 31, 1999. Eligible directors who were previously granted stock options under the 1988 Plan were not granted an option to purchase the initial shares. Twenty-five percent of the options granted under the 1994 Director Option Plan are exercisable one year from the date of grant and every year thereafter, provided that the optionee remains a director. Options generally expire ten years from the date of grant.

Transactions under the Company's stock plans during fiscal 1997, 1996 and 1995 are summarized as follows:

                     Fiscal 1997    Fiscal 1996      Fiscal 1995
                     -----------    -----------      -----------
                       Weighted       Weighted         Weighted
                       average        average          average
                       exercise       exercise         exercise
                  Shares   price   Shares   price    Shares  price
                  --------------   --------------    -------------
Outstanding at
 beginning of
 period          5,086,183 $24.86   4,056,159 $11.06  3,709,354 $1.88
Granted          6,994,834  12.61   2,325,422  38.98  1,581,848 27.32
Exercised          628,838   2.00     899,048   3.94  1,100,059  1.35
Canceled         3,748,063  31.87     396,350  25.08    134,984 14.42
                 ---------------    ----------------  ---------------
Outstanding at
 end of period   7,704,116 $12.20   5,086,183 $24.86  4,056,159 $11.06
                 ========= ======   ========= ======  ========= ======
Options exercis-
 able at end of
 period          2,504,432           1,258,216          683,814
                 =========           =========          =======
Weighted average
 fair value of
 options granted
 during the
 period             $ 8.33            $ 24.73           $ 16.25
                    ======            =======           =======
Options available
 for future
 grant           1,297,358          2,148,746         2,583,793
                 =========          =========         =========

The following table summarizes information about options outstanding at January 3, 1998 for all of the Company's stock option plans:

                 Options Outstanding         Options Exercisable
          ------------------------------------------------------
                       Weighted
Range of    Number     Average     Weighted    Number    Weighted
Exercise  Outstanding  Remaining   Average   Exercisable  Average
 Prices    at January Contractual  Exercise   at January Exercise
            3, 1998    Life (in     Price      3, 1998    Price
                        years)
-----------------------------------------------------------------
$ .75-6.80    978,013     5.97      $1.93     845,090     $1.73
 8.31-10.88 2,348,900     9.53       9.41     385,750      9.20
12.44-14.75 2,198,720     9.55      13.26     308,232     12.92
15.13-18.06 1,754,742     9.11      15.19     731,957     17.04
20.25-66.25   423,741     7.96      33.54     233,403     31.96
            ---------------------------------------------------
            7,704,116     8.90     $12.20   2,504,432     $7.92
            ===================================================

The fair value of each option grant under the Company's stock option plans is estimated on the date of grant using the Black-
Scholes option pricing model with the following assumptions:

                           Fiscal    Fiscal    Fiscal
                            1997      1996      1995
                           ------    ------    ------
Expected life (years)         5          5         5
Risk-free interest rate    6.26%      6.19%      6.02%
Volatility                81.35%     64.00%     61.00%
Dividend yield             0.00%      0.00%      0.00%


Employee Stock Purchase Plan

On October 21, 1994, the stockholders approved the 1994 Employee Stock Purchase Plan (the "1994 Stock Purchase Plan") which enables eligible employees to purchase shares of common stock. Under the 1994 Stock Purchase Plan, eligible employees may purchase up to an aggregate of 700,000 shares of common stock during six-month plan periods commencing on February 1 and August 1 of each year at a price per share of 85% of the lower of the market price per share on the first or last business day of the six-month plan period. An employee's rights terminate upon voluntary withdrawal from the 1994 Stock Purchase Plan or upon termination of employment. At January 3, 1998 and December 28, 1996, 561,036 and 646,830 shares, respectively, were available for issuance. In fiscal 1997 and 1996, employees purchased 85,794 and 31,588 shares of stock, respectively. The weighted-average fair value of shares granted during 1997, 1996 and 1995 were $9.07, $24.73 and $16.25 per share, respectively.

The fair value of shares issued under the 1994 Stock Purchase
Plan is estimated using the Black-Scholes option pricing model with the following assumptions:

                           Fiscal    Fiscal    Fiscal
                           1997      1996      1995
                          ------    ------    ------
Expected life (years)       0.5       0.5       0.5
Risk-free interest rate    6.26%     6.19%     6.02%
Volatility                81.35%    64.00%    61.00%
Dividend yield             0.00%     0.00%     0.00%


Fair Value Disclosures
No compensation expense has been recognized related to the Company's stock plans under AFB No. 25, as the exercise price of the stock options granted was equal to the market price of the underlying common stock on the date of grant. Had compensation cost for the Company's stock plans been determined based on the fair value at the grant dates, as prescribed in SFAS 123, the Company's net income (loss) and net income (loss) per share would have been as follows (in thousands, except per share information):

                                   Fiscal      Fiscal     Fiscal
                                    1997        1996       1995
                                   ------    ------      ------
Net income (loss)    As reported $ (13,647)   $16,841   $(4,852)
                     Pro forma     (29,025)     4,814    (6,277)
Basic net income
 (loss) per share    As reported $    (.47)   $   .59   $  (.19)
                     Pro forma        (.99)       .17      (.25)

Diluted net income
 (loss) per share    As reported $    (.47)       .54      (.19)
                     Pro forma        (.99)       .15      (.25)

Since options vest over several years and additional option amounts are expected to be made each year, the above pro forma disclosures are not necessarily representative of pro forma effects of reported operations for future years.


11. RETIREMENT PLANS

The Company sponsors a 401(k) retirement savings plan covering all domestic employees of the Company who meet minimum age and service requirements. The plan allows participants to defer a portion of their annual compensation on a pre-tax basis. The Company matches 50% of the first 6% (3% in fiscal 1996 and fiscal
1995) of each participating employee's contributions, subject to certain limitations and may, at its discretion, make additional contributions to the plan. The Company made matching contributions of $519,000, $230,000 and $150,000 to the plan in fiscal 1997, 1996 and 1995, respectively.

The Company also sponsors a defined contribution plan for all eligible European employees of the Company. Participation in the plan is available to substantially all salaried employees and to certain groups of hourly paid employees. Company contributions are based on a percentage of the employees' base salaries and in some cases, bonus compensation. The Company made contributions of $409,000, $437,000 and $318,000 to the plan in fiscal 1997,
1996 and 1995, respectively.

12. INDUSTRY SEGMENT AND GEOGRAPHIC INFORMATION

The Company operates in a single industry segment: the development, manufacture, sale and support of network communications products and services.

In fiscal 1997 and 1996, Nortel accounted for $23,266,000 (16%) of revenues and $27,905,000 (14%) of revenues, respectively. In addition, the Company received customer-funded development fees of $5,610,000 and $910,000 from Nortel in fiscal 1997 and 1996, respectively, which are recorded as an offset to research and development expenses in the accompanying consolidated statement of operations.

International revenues totaled $70,146,000, $74,779,000 and $55,197,000 in fiscal 1997, 1996 and 1995, respectively. Export revenues, primarily to Europe and the Asia Pacific regions, were $53,588,000, $20,166,000 and $6,699,000 in fiscal 1997, 1996 and
1995, respectively.

Intercompany sales and transfers between geographic areas are accounted for at prices which are designed to be representative of unaffiliated party transactions.

                           North
                          America   Europe  Eliminations   Total
                          -------   ------  ------------   -----
1997
Revenues to unaffiliated
 customers               $127,771  $16,558   $     --    $144,329
Intercompany revenue        7,687    2,966    (10,653)         --
                            -----    -----    --------   --------
Total revenues            135,458   19,524    (10,653)    144,329
                          -------   ------    --------    -------
Income (loss) from
 operations               (31,875)   5,591        749     (25,535)
Identifiable assets       170,076   12,170         --     182,246

1996
Revenues to unaffiliated
 customers               $145,506  $54,613   $     --    $200,119
Intercompany revenue       10,269    4,443    (14,712)         --
                           ------    -----    --------    -------
Total revenues            155,775   59,056    (14,712)    200,119
                          -------   ------    --------    -------
Income from operations     19,604    3,745       (667)     22,682
Identifiable assets       163,050   35,749       (749)    198,050

1995
Revenues to unaffiliated
 customers               $ 70,083  $48,498   $     --    $118,581
Intercompany revenue           --      607       (607)         --
                           ------   ------       -----         --
Total revenues             70,083   49,105       (607)    118,581
                           ------   ------       -----    -------
Loss from operations         (797)  (3,243)        --      (4,040)
Identifiable Assets       140,006   24,581    (14,464)    150,123

13. COMMITMENTS

The Company leases office and operating facilities and certain equipment under operating and capital leases (See Notes 5 and 7) that expire through February 2006. Future minimum lease payments under operating and capital leases with initial or remaining non-cancelable terms of one or more years are as follows as of January 3, 1998:


(In thousands)
Fiscal                                  Operating Leases   Capital
------                                                      Leases
------                              --------------------------------
1998                                         3,645            16
1999                                         3,211            --
2000                                         2,930            --
2001                                         2,743            --
2002                                         2,731            --
Thereafter                                   6,397            --
                                             -----            --
Total minimum lease payments               $21,657            16
                                           =======            ==
Less - Amount representing interest                           --
                                                              --
Net present value of minimum lease payments                  $16
                                                             ===

Rental expenses under operating leases was $4,223,000, $3,244,000 and $1,934,000 in fiscal 1997, 1996 and 1995, respectively.

14.  CONTINGENCIES

The Company is a defendant in the following legal proceedings:
Lirette, et al. v. Shiva Corporation, et al., Civil Action
No. 97-11159-WGY, a purported class action complaint filed against the Company, Frank Ingari, Cynthia Deysher and
David Cole, in the United States District Court for the District of Massachusetts on May 21, 1997 and Abraham
Schwartz and Norman Marcus v. Shiva Corporation,
Case No. BC164278, a purported class action complaint filed against the Company in the Superior Court of the State of California for the County of Los Angeles on January 17,
1997. The federal court complaint seeks damages, interest, fees and expenses. The state court complaint seeks damages, interest, fees and expenses, including punitive damages and treble damages. The federal matter is in the pre-discovery phase and a motion to dismiss has been filed. The state matter is in discovery. The Company is unable to determine at this time the potential liability, if any, of either of these actions. Accordingly, no provision has been made in the consolidated financial statements for these claims. It is possible that the Company could incur a material loss related to these actions in the future.

15.  RELATED PARTY TRANSACTIONS

In fiscal 1997, the Company made two non-interest bearing loans to certain officers of the Company in the amounts of $700,000 and $50,000 in the form of promissory notes. The notes receivable, included in other assets at January 3, 1998, are unsecured. The $700,000 note is due upon termination of employment of the officer but no later than September 8, 2002, and the $50,000 note is due on December 31, 2000.


16.  NET INCOME (LOSS) PER SHARE

                                     Year Ended
                       -----------------------------------------
                         January 3,  December 28,  December 30,
                           1998          1996           1995
                       -----------------------------------------
                       (Fiscal 1997) (Fiscal 1996) (Fiscal 1995)

Numerator:
Net income (loss)      ($13,647,000)  $16,841,000  ($ 4,852,000)
Denominator:
Denominator for basic
 earnings per share-
 weighted average shares
 outstanding             29,266,263    28,424,797    25,079,951

Effect of dilutive
 securities:

  Stock options                   -     3,034,100             -
                         ----------    ----------    ----------
Denominator for diluted
 earnings per share      29,266,263    31,458,897    25,079,951

Basic net income (loss)
 per share                   ($0.47)        $0.59        ($0.19)

Diluted net income (loss)
 per share                   ($0.47)       $ 0.54        ($0.19)

(1) Potential dilutive securities excluded from the 1997, 1996 and 1995 diluted net income (loss) per share computation includes outstanding options to purchase 7,704,116, 35,000 and 4,056,159 shares of common stock, respectively.


17.  SUBSEQUENT EVENT

On February 19, 1998,the Company entered into a definitive agreement to acquire substantially all of the assets and liabilities of Isolation Systems Limited for approximately $37 million in cash, subject to closing adjustments. Isolation Systems is a leading developer of virtual private networking hardware and software solutions based in Toronto, Ontario. The Isolation Acquisition is expected to close by March 31, 1998 and will be accounted for as a purchase. Accordingly, the purchase price will be allocated to the underlying assets and liabilities based on their respective fair values at the date of closing. The Company expects to recognize a substantial charge for in-process research and development in the first quarter of fiscal 1998.

              REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Shiva Corporation

In our opinion, based upon our audits and the report of other auditors, the accompanying consolidated balance sheet and related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Shiva Corporation and its subsidiaries at January 3, 1998 and December 28, 1996, and the results of their operations and their cash flows for each of the three years in the period ended January 3, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of AirSoft, Inc., a wholly-owned subsidiary, which statements reflect total revenues of $860,000 and a net loss of $1,973,000 for the year ended December 31, 1995. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for AirSoft, Inc. as of and for the period described above, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Boston, Massachusetts
January 27, 1998, except
as to Note 16 which is
as of February 19, 1998

               INDEPENDENT AUDITORS' REPORT

To the Board of Directors of AirSoft, Inc.:

We have audited the statements of operations, stockholders' equity and cash flows of Airsoft, Inc., (the Company) for the year ended December 31, 1995, (none of which are presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements of Airsoft, Inc. present fairly, in all material respects, the results of its operations and its cash flows for the year ended December 31, 1995, in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP
March 28, 1996
(June 16, 1996 as to Note 8)


Quarterly Financial Information (unaudited) (1)
                                   First      Second    Third     Fourth
                                  Quarter(2)  Quarter   Quarter   Quarter(2)
                                  -------     -------   -------   -------
(In thousands, except per share
data)

Fiscal 1997
Revenues                          $31,159     $39,738   $35,581   $37,851
Gross profit                        9,520      23,789    20,262    19,342
Net loss                           (8,370)       (996)   (2,130)   (2,151)
Net loss per share - basic        $ (0.29)    $ (0.03)  $ (0.07)  $ (0.07)
Net loss per share - diluted      $ (0.29)    $ (0.03)  $ (0.07)  $ (0.07)

Common Stock Prices ----- High    $ 36.75     $ 13.88   $ 16.44   $ 14.69
                          Low     $ 11.88     $  8.25   $ 10.06   $  8.13

                                   First      Second     Third     Fourth
                                  Quarter     Quarter    Quarter   Quarter
                                  -------     -------    -------   -------
Fiscal 1996

Revenues                          $43,309      $51,485   $57,109  $48,216
Gross profit                       25,924       30,088    33,348   27,582
Merger expenses                         -        1,987         -        -
Net income                          4,339        4,975     6,027    1,500
Net income per share - basic      $  0.15      $  0.17   $  0.21  $  0.05
Net income per share - diluted    $  0.14      $  0.16   $  0.19  $  0.05

Common Stock Prices ----- High    $ 48.13      $ 87.25   $ 85.88  $ 58.50
                          Low     $ 25.13      $ 44.38   $ 41.25  $ 33.25

(1) The Company has restated all quarterly net income (loss) per share data as required by SFAS No. 128.
(2) In the first quarter of fiscal 1997, the Company recorded a writedown of excess and obsolete inventory of $6,463,000. In the fourth quarter of fiscal 1997, the Company recorded an additional writedown for excess and obsolete inventory of $2,605,000. The fourth quarter writedown resulted in a decrease in net income of $1,615,000, or $0.05 per share. Both writedowns are included in cost of revenues in the accompanying consolidated statement of operations and resulted in a decrease in net income of $5,622,000, or $0.19 per share, in fiscal 1997.


As of January 30, 1998 the closing price of the Company's common stock on the Nasdaq National Market was $9.44 per share and as of that same date there were 759 record holders of the Company's common stock. This does not reflect persons or entities who hold their stock in nominee or "street" name through various brokerage firms. The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings to fund the development and growth of its business.